UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12

TECH DATA CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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April 24, 2014

To our Shareholders:

On behalf of the Board of Directors and management, you are cordially invited to attend the Tech Data Corporation Annual Meeting of Shareholders to be held on June 4, 2014, at 2:00 p.m. Eastern Daylight Time, at our Corporate Headquarters, located at the Raymund Center, 5350 Tech Data Drive, Clearwater, Florida.

The Notice of the Annual Meeting and proxy materials accompanying this letter describe the specific business to be acted upon.

In addition to the proposals presented to shareholders, we will provide you an opportunity to address questions to members of the Company’s management. If you are unable to attend the meeting, you may listen to the meeting by webcast that will be available on the Investor Relations section of the Company’s website at www.techdata.com/investor. An archive replay will be available for a period of 30 days following the meeting.

Pursuant to rules and regulations adopted by the Securities and Exchange Commission, we have elected to provide access to our proxy materials over the Internet. On or about April 24, 2014, we mailed to our shareholders a notice containing instructions on how to access our 2014 Proxy Statement and Annual Report and how to vote online.

Your vote is very important. Whether or not you plan to attend the meeting in person, please take the time to cast your vote. You may vote over the Internet, by telephone, or by mail and in doing so, you will ensure your representation at the Annual Meeting, regardless of your attendance in person.

Thank you for your continued support of and investment in Tech Data Corporation.

Sincerely,

Robert M. Dutkowsky
Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	June 4, 2014
Time:	2:00 p.m. Eastern Daylight Time
Place:	Tech Data Corporation
Raymund Center
5350 Tech Data Drive
Clearwater, Florida 33760

To the Shareholders of Tech Data Corporation:

Notice is hereby given that the Annual Meeting of Shareholders (“Annual Meeting”) will be held on June 4, 2014, at 2:00 p.m. Eastern Daylight Time, at our Corporate Headquarters, located at the Raymund Center, 5350 Tech Data Drive, Clearwater, Florida 33760, for the following purposes:

1.	To approve an amendment to Tech Data Corporation’s articles of incorporation to declassify its board of directors.

2.	To elect seven directors, named in the Proxy Statement as Class I and Class III directors, to serve annual terms if the proposal to declassify Tech Data Corporation’s board of directors is approved; and if the proposal to declassify the board of directors is not approved, for Class I directors to serve until the 2016 Annual Meeting and Class III directors to serve until the 2017 Annual Meeting.

3.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal 2015.

4.	To conduct an advisory vote to approve named executive officer compensation for fiscal 2014.

5.	To approve the material terms of the performance measures applicable to performance-based awards under the 2009 Equity Incentive Plan of Tech Data Corporation.

6.	To transact such other business that may properly come before the Annual Meeting or any postponement or adjournment thereof.

Shareholders of record at the close of business on March 26, 2014 are the only shareholders entitled to notice of and to vote at the Annual Meeting.

By order of the Board of Directors,

David R. Vetter
Senior Vice President, General Counsel and Secretary

IMPORTANT

Whether you expect to attend the meeting or not, we urge you to vote your shares either over the Internet, by telephone, or by mail. If you are voting by mail, please request a proxy, sign, date, and return the proxy in the prepaid envelope that will be enclosed within the timelines stated herein. If you attend the meeting, you may vote your shares in person, even though you have previously signed and returned your proxy. See the accompanying Proxy Statement for further information.

April 24, 2014

TECH DATA CORPORATION

2014 Proxy Statement

TECH DATA CORPORATION

5350 Tech Data Drive

Clearwater, Florida 33760

PROXY STATEMENT

The accompanying proxy is solicited by the Board of Directors of Tech Data Corporation (the “Company”) for the Annual Meeting of Shareholders (“Annual Meeting”) to be held on June 4, 2014, at 2:00 p.m. Eastern Daylight Time, or any postponement or adjournment thereof. This Proxy Statement contains important information for you to consider when deciding how to vote on matters brought before the Annual Meeting. Your vote at the Annual Meeting is important to us. The GENERAL INFORMATION section below provides details on how to vote your shares.

GENERAL INFORMATION

Who can vote?

You can vote your shares if our records show that you owned the shares on March 26, 2014. Each outstanding share of common stock is entitled to one vote. There were 38,176,879 outstanding shares of common stock entitled to vote as of March 26, 2014.

Notice of Electronic Availability of Proxy Statement and Annual Report

Pursuant to the e-proxy rules and regulations adopted by the Securities and Exchange Commission (“SEC”), we have elected to provide access to our proxy materials over the Internet. On or about April 24, 2014, we mailed to our shareholders a notice (the “E-Proxy Notice”) containing instructions on how to access our 2014 Proxy Statement and Annual Report (the “Proxy Materials”) and on how you may submit your proxy over the Internet. If you would like to receive a printed copy of our Proxy Materials, you should follow the instructions for requesting Proxy Materials included in the E-Proxy Notice. These materials will be available free of charge and will be sent to you within three business days of your request.

Important Notice Regarding Availability of Proxy Materials: The Proxy Materials and the proxy are available at www.proxyvote.com. Enter the 12-digit control number located on the E-Proxy Notice.

How do I vote?

If you are a shareholder of record or are holding a proxy for a shareholder of record, you may vote in person at the Annual Meeting. At your request, we will give you a ballot.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy on the Internet by following the instructions provided in the E-Proxy Notice, or if you receive paper copies of the Proxy Materials by mail, you can vote on the Internet, by telephone, or by mail by following the instructions on the proxy card enclosed in your paper copy of the Proxy Statement. You may vote by proxy even if you plan to attend the Annual Meeting. Please note that listening to the Annual Meeting via the webcast does not constitute attendance and you will not be permitted to cast your vote through the webcast.

You can utilize these methods to vote:

On the Internet.    You may vote online at www.proxyvote.com by following the instructions provided in the E-Proxy Notice or by following the instructions on the proxy card. You will need the control number contained on your E-Proxy Notice or proxy card in order to vote online. Voting on the Internet has the same effect as voting by mail or telephone. Internet voting will be available until 11:59 p.m. Eastern Daylight Time on June 3, 2014.

By telephone.    You may vote by telephone at 1-800-690-6903. You will need the control number contained on your E-Proxy Notice or proxy card in order to vote by telephone. Telephone voting will be available until 11:59 p.m. Eastern Daylight Time on June 3, 2014.

By mail.    If you received a paper copy of the Proxy Materials, you may vote by signing and dating each proxy card you received and returning it to us in the prepaid envelope provided or you may return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. A mailed proxy card must be received on or before June 3, 2014.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the meeting. You may vote again on a later date on the Internet or by telephone, by signing and returning a new proxy card with a later date, or by attending the meeting and voting in person. Only your latest Internet, telephone, or written proxy submitted prior to the meeting will be counted. You may revoke your proxy at any time before the meeting by (1) notifying the Company’s Secretary in writing or (2) delivering a later-dated proxy on the Internet, by telephone, or in writing. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the meeting or specifically request in writing that your prior proxy be revoked. Any written notice revoking a proxy should be sent to David R. Vetter, Secretary, Tech Data Corporation, 5350 Tech Data Drive, Clearwater, Florida 33760.

How do I vote shares that are held by my broker?

If you have shares held by a broker or other nominee, you may instruct your broker or other nominee how to vote your shares by following instructions that the broker or nominee provides to you. Most brokers offer voting on the Internet, by telephone, and by mail.

How will my broker vote if I do not provide instructions?

If your shares are held by a broker, the broker will ask you how you want your shares to be voted. If you give the broker instructions, your shares will be voted as you direct. If you do not give instructions, one of two things can happen, depending on the type of proposal. For the proposal to approve the amendment to the Company’s articles of incorporation to declassify the Company’s board of directors (the “Board”), the proposal to elect seven directors, the advisory vote to approve named executive officer compensation for fiscal 2014, and the proposal to approve the material terms of the performance measures applicable to performance-based awards under the 2009 Equity Incentive Plan of Tech Data Corporation, if you do not provide the broker with instructions on how to vote, then the broker does not have discretion to vote. For the proposal to ratify the selection of the independent registered public accounting firm for fiscal 2015, the broker may vote your shares in its discretion.

How do I vote in person?

If you are a shareholder of record, you may vote your shares in person at the Annual Meeting. However, we encourage you to vote on the Internet, by telephone, or by proxy even if you plan to attend the Annual Meeting.

What will be voted on at the meeting?

The business to be voted on at this year’s Annual Meeting is:

1.	To approve an amendment to the Company’s articles of incorporation to declassify the Board.

2.	To elect seven directors, named in the Proxy Statement as Class I and Class III directors, to serve annual terms if the proposal to declassify the Board is approved; and if the proposal to declassify the Board is not approved, for Class I directors to serve until the 2016 annual meeting and Class III directors to serve until the 2017 Annual Meeting.

3.	To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal 2015.

4.	To conduct an advisory vote to approve named executive officer compensation for fiscal 2014.

5.	To approve the material terms of the performance measures applicable to performance-based awards under the 2009 Equity Incentive Plan of Tech Data Corporation.

6.	To transact such other business that may properly come before the Annual Meeting or any postponement or adjournment thereof.

How many votes are required for the approval of each item?

For determining a quorum—A quorum must be present for the transaction of business. A quorum is present if the holders of a majority of the outstanding shares of common stock entitled to vote are present in person or represented by proxy. Even if you or your broker do not vote your shares on a proposal, such non-votes will count as shares present for purposes of determining the presence or absence of a quorum for the transaction of business. Similarly, abstentions are also counted for determining if a quorum is present.

To approve an amendment to the Company’s articles of incorporation to declassify its Board—An affirmative vote of holders of a majority of the outstanding shares of common stock entitled to vote is required to approve this proposal to amend the Company’s articles of incorporation. Shares represented by proxies will be voted in accordance with the specifications marked thereon, and if no specification is made, will be voted “FOR” this proposal in accordance with the recommendation of the Board. Abstentions and broker non-votes will effectively constitute votes against this proposal.

To elect directors—In an uncontested election, an affirmative vote of a majority of the votes cast is required to elect a director; provided that, if the number of nominees for director exceeds the number of directors to be elected, directors will be elected by a plurality of votes cast. Shares represented by proxies given to the Company will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” all nominees in accordance with the recommendation of the Board. If you indicate “ABSTAIN” for a particular nominee on your proxy card, your vote will not count either “FOR” or “AGAINST” the nominee and will therefore have no effect on the outcome. Broker non-votes will not count as votes cast and will also have no effect on the outcome.

To ratify the selection of the independent registered public accounting firm for fiscal 2015—An affirmative vote of a majority of the votes cast is required to ratify the selection of the independent registered public accounting firm for fiscal 2015. Shares represented by proxies given to the Company will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” the ratification of the selection of the independent registered public accounting firm in accordance with the recommendation of the Board. Abstentions will not count as votes cast and will have no effect on the outcome.

To conduct an advisory vote to approve named executive officer compensation for fiscal 2014—An affirmative vote of a majority of the votes cast is required to indicate approval, on an advisory basis, of the compensation of the named executive officers for fiscal 2014. Shares represented by proxy will be voted in accordance with the specifications marked thereon, and, if no specification is made, will be voted “FOR” the approval of such compensation in accordance with the recommendation of the Board. Abstentions and broker non-votes will not count as votes cast and will have no effect on the outcome.

To approve the material terms of the performance measures applicable to performance-based awards under the 2009 Equity Incentive Plan of Tech Data Corporation—An affirmative vote of holders of a majority of the votes cast is required to approve this proposal. Shares represented by proxies will be voted in accordance with the specifications marked thereon, and if no specification is made, will be voted “FOR” this proposal in accordance with the recommendation of the Board. Abstentions and broker non-votes will not count as votes cast and will have no effect on the outcome.

What if other matters come up at the meeting?

The matters described in this Proxy Statement are the only matters we know will be voted on at the Annual Meeting. Any other matters properly presented will be voted on by the shareholders in attendance at the Annual Meeting or proxy holders in their discretion. Please see the SUBMISSION OF SHAREHOLDER PROPOSALS section for the requirements related to the submission of shareholder proposals.

BENEFICIAL OWNERSHIP

Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if that person has or shares “voting power,” which includes the power to vote or to direct the voting of such security, or “investment power,” which includes the power to dispose of or to direct the disposition of such security. A person is deemed to be a beneficial owner of any securities of which that person has the right to acquire beneficial ownership within 60 days from the record date. Under these rules, more than one person may be deemed to be a beneficial owner of the same securities. In general, “beneficial ownership” also includes those shares a director, director nominee, or executive officer has the power to vote or transfer, and options that are exercisable currently or that become exercisable within 60 days from the record date.

The table below sets forth certain information regarding the beneficial ownership of the Company’s common stock as of March 26, 2014, by: (i) the Company’s directors and director nominees; (ii) the Company’s named executive officers (“NEOs”); (iii) such directors and all executive officers as a group; and (iv) each person known by the Company to own beneficially more than 5% of the shares of the Company’s common stock.

BENEFICIAL OWNERSHIP TABLE

	Beneficial Ownership
Name(1)	Shares(2)		Equity awards exercisable or vesting within 60 days	Percent
Charles E. Adair	13,013		5,000	*
Néstor Cano	57,010		—	*
Robert M. Dutkowsky	149,247		—	*
Harry J. Harczak, Jr.	10,265		—	*
Jeffery P. Howells	60,123		50,000	*
Kathleen Misunas	17,903		5,000	*
Thomas I. Morgan	18,079		—	*
Steven A. Raymund	567,169	(3)	80,000	1.7%
Patrick G. Sayer	984		—	*
John A. Tonnison	13,462		—	*
Savio W. Tung	11,081		—	*
David M. Upton	13,921		5,000	*
David R. Vetter	35,940		—	*
All executive officers and directors as a group (17 persons)	1,031,822		226,937	3.3%
Five Percent Shareholders
FMR, LLC 82 Devonshire Street Boston, MA 02109	5,667,004	(4)	—	14.8%
BlackRock Inc. 40 East 52nd Street New York, NY 10022	2,703,802	(5)	—	7.0%
Dimensional Fund Advisors LP 6300 Bee Cave Road Austin, TX 78746	2,350,518	(6)	—	6.1%
The Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	2,305,396	(7)	—	6.0%
Donald Smith and Co., Inc. 152 West 57th Street New York, NY 10019	2,052,885	(8)	—	5.3%

*	Beneficial ownership represents less than 1% of the Company’s outstanding shares of common stock.
(1)	The address for these beneficial owners is 5350 Tech Data Drive, Clearwater, Florida 33760.
(2)	Includes shares held by Mr. Cano (2,606) and Mr. Vetter (257) and the executive officers and directors as a group (2,863) in the Employee Stock Purchase Plan.
(3)

Includes 547,083 shares owned by a family trust which is controlled by Mr. Raymund; 7,750 shares in a foundation controlled by Mr. Raymund; 1,750 shares by inter vivos trusts of which Mr. Raymund is trustee; and 10,586 shares owned by various trusts for family members of which Mr. Raymund is a trustee.

(4)

According to Schedule 13G/A filed with the SEC on February 14, 2014 by FMR LLC (“FMR”) and its Chairman, Edward C. Johnson 3d, reporting beneficial ownership of 5,667,004 shares: (a) members of the Johnson family, directly or through trusts, own approximately 49% of the voting power of FMR (a parent holding company for, among other entities, Fidelity Management & Research Company, an investment advisor); (b) due to their share ownership and entry into a voting agreement with certain other shareholders, members of the Johnson family may be deemed to form a controlling group with respect to FMR; and (c) as of December 31, 2013 the reporting persons had sole voting power with respect to 5,806 shares and sole dispositive power with respect to 5,667,004 shares.

(5)

According to a Schedule 13G/A filed with the SEC on January 30, 2014, reporting beneficial ownership of 2,703,802 shares, as of December 31, 2013, BlackRock, Inc. (“BlackRock”) has sole voting power with respect to 2,448,900 shares and sole dispositive power with respect to 2,703,802 shares.

(6)

According to a Schedule 13G filed with the SEC on February 10, 2014, reporting beneficial ownership of 2,350,518 shares, as of December 31, 2013, Dimensional Fund Advisors LP has sole voting power with respect to 2,303,205 shares and sole dispositive power with respect to reporting 2,350,518 shares.

(7)

According to a Schedule 13G/A filed with the SEC on February 12, 2014, reporting beneficial ownership of 2,305,396 shares, as of December 31, 2013, The Vanguard Group, Inc. (“Vanguard”) has sole voting power with respect to 23,788 shares, sole dispositive power with respect to 2,284,408 shares and shared dispositive power with respect to 20,988 shares.

(8)

According to a Schedule 13G filed with the SEC on February 10, 2014, reporting beneficial ownership of 2,052,885 shares, as of December 31, 2013, Donald Smith & Co., Inc. has sole voting power with respect to 7,102 and sole dispositive power with respect to reporting 2,052,885 shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

During fiscal 2014, the executive officers and directors of the Company timely filed with the SEC reports relating to transactions involving equity securities of the Company beneficially owned by them. The Company has relied on the written representation of its executive officers and directors and copies of the reports they have filed with the SEC in providing this information.

CORPORATE GOVERNANCE MATTERS

BOARD OF DIRECTORS

The Board oversees the Company’s management in its conduct of the business. The Board holds regularly scheduled meetings at least quarterly and otherwise as appropriate to consider corporate decisions requiring its attention and action. The Board has three standing committees, the Audit Committee, Compensation Committee and Governance and Nominating Committee (the “Committees”), the principal responsibilities of which are described below. Each of the Committees meets regularly and has a written charter. The charters are available on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor. Representatives from the Company’s legal department regularly provide updates on legal and regulatory matters to the Board and Committees.

The Board has made an affirmative determination that Charles E. Adair, Harry J. Harczak, Jr., Kathleen Misunas, Thomas I. Morgan, Patrick G. Sayer, Savio W. Tung, and David M. Upton are independent within the meaning of applicable law and the NASDAQ Stock Market (“NASDAQ”) listing requirements. There were no relationships between any director and the Company that required review in connection with the Board’s independence determination. Each member of each of the Audit, Compensation and Governance and Nominating Committees is independent within the meaning of applicable law and the NASDAQ listing requirements.

The Board has adopted Corporate Governance Principles that are available on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor. Additionally, the Company has adopted a code of business conduct and ethics for directors, officers (including the principal executive officer, principal financial officer, and controller), and employees, known as the Code of Conduct, which is available on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor.

During fiscal 2014, the Board and its Committees met more frequently than usual due to the Company’s restatement of certain of its consolidated financial statements and other financial information from fiscal 2009 to fiscal 2013 (the “Restatement”), the Audit Committee investigation to review the Company’s accounting practices, and the involvement of the Board and its Committees in connection with those processes. See the Company’s Current Report on Form 8-K dated March 21, 2013 and Annual Report on Form 10-K dated February 5, 2014. The Board held five regularly scheduled meetings and four additional special meetings, for a total of 9 meetings during fiscal 2014. The Compensation Committee also held five regularly scheduled meetings and four additional special meetings. The Governance and Nominating Committee held four regularly scheduled meetings. The Audit Committee, which was most directly involved in the Restatement process, held five regularly scheduled meetings and forty-two special meetings. With the exception of Mr. Tung and Mr. Sayer, all members of the Board attended 75% or more of the aggregate total number of meetings of the Board and all committees on which he or she served. Mr. Tung attended 9 of 9 (100%) Board meetings, 29 of 47 Audit Committee meetings (62%), and 3 of 4 Governance and Nominating Committee meetings (75%), for an aggregate attendance of 41 of 60 meetings (68%). Mr. Sayer attended 7 of 9 (78%) Board meetings, 29 of 47 Audit Committee meetings (62%), and 4 of 4 Governance and Nominating Committee meetings (100%), for an aggregate attendance of 40 of 60 meetings (67%).

Because of the timing of the Restatement and the related Audit Committee investigation, the Company did not hold an Annual Meeting of Shareholders in 2013. However, all directors were present at the 2012 Annual Meeting of Shareholders that was held on May 30, 2012. It is the policy of the Company for the Board members to attend the Annual Meeting, when possible in person, or by telephone or videoconference.

The current members of the Board of Directors are as follows:

Name	Age(1)	Up for Election	Class	Independent	Audit Committee	Compensation Committee	Governance and Nominating Committee
Charles E. Adair	66	✓	I	✓	✓ (2)		✓
Harry J. Harczak, Jr.	57	✓	I	✓	✓		✓
Patrick G. Sayer	56	✓	I	✓	✓		✓
Robert M. Dutkowsky	59	✓	III
Jeffery P. Howells	57	✓	III
Savio W. Tung	63	✓	III	✓	✓		✓
David M. Upton	54	✓	III	✓		✓	✓
Kathleen Misunas	63		II	✓		✓ (2)	✓
Thomas I. Morgan(3)	60		II	✓		✓	✓ (2)
Steven A. Raymund(4)	58		II

(1)	As of the Annual Meeting date.
(2)	Chairperson.
(3)	Lead independent director.
(4)	Chairman of the Board.

Charles E. Adair

Charles E. Adair has served as a Director since 1995. Mr. Adair has been a partner of Cordova Ventures and Kowaliga Capital, Inc. (venture capital fund management companies) since 1993, where he serves as manager of venture capital funds. Mr. Adair was associated with Durr-Fillauer Medical, Inc. where he served in various capacities including President and Chief Operating Officer from 1981 to 1992. Mr. Adair currently serves on the Board of Directors of Torchmark Corporation, where he has served since 2003 and is currently the Lead Director and a member of the Compensation Committee. Mr. Adair also served on the Board of Directors of PSS World Medical, Inc. (“PSS”), most recently as Chair of the Audit Committee and Executive Committee, from 2002 through February 2013, when PSS was acquired by McKesson Corp. Mr. Adair is a Certified Public Accountant (inactive) and holds a B.S. degree in Accounting from the University of Alabama.

Mr. Adair is well qualified to serve as a member of the Company’s Board. He is a financial expert whose accounting background and long service in board, executive and financial roles in the pharmaceutical distribution industry position him well to understand and provide value related to finance, management, operations, and risk.

Harry J. Harczak, Jr.

Harry J. Harczak, Jr. has served as a Director since 2008. Mr. Harczak has been a Managing Director of Sawdust Investment Management (a private investment firm) since 2008. Mr. Harczak was an executive at CDW Corporation (a leading direct marketer of IT hardware and software products) from 1994 until 2007, serving his last five years as Executive Vice President and as an Executive Committee member. He was also CDW’s Chief Financial Officer for seven years. Prior to CDW, Mr. Harczak served as an audit partner of PricewaterhouseCoopers where he worked for 16 years serving public and private clients in the retail, distribution, and financial services community. Currently, Mr. Harczak serves on the Board of Directors of U.S. Cellular Corporation, where he is the designated financial expert of the Audit Committee and has served since 2003. He also serves on the boards of the Goodman Theater of Chicago and DePaul University. Mr. Harczak is a Certified Public Accountant (inactive) and holds a B.S. degree from DePaul University and a Master’s degree in Business Administration from the University of Chicago.

Mr. Harczak is well qualified to serve as a member of the Company’s Board. He was an audit partner at PricewaterhouseCoopers auditing public and private companies and the Chief Financial Officer and senior executive for one of the largest IT resellers in the Americas. He has substantial executive and financial experience within the IT distribution channel, which allow him to provide value related to finance, management, operations, and risk.

Patrick G. Sayer

Patrick G. Sayer was appointed as a Director on November 27, 2012. Since 2002, Mr. Sayer has served as chief executive officer of Eurazeo, one of Europe’s leading publicly-held investment companies with approximately 4 billion euros in assets. Previously, Mr. Sayer spent 20 years at Lazard, an international financial advisory and asset management firm, where he last served as managing director and head of Lazard’s Technology and Media group. Mr. Sayer is vice-chairman of the Supervisory Board of Rexel SA, and a member of the Board of Directors of other Eurazeo portfolio companies, including Accor. He is also a judge at the Paris Court of Commerce. Mr. Sayer is a graduate of Ecole Polytechnique and Ecole des Mines de Paris. Mr. Sayer has a French Financial Analyst Degree and serves as a professor of finance at Dauphine University in Paris.

Mr. Sayer is well qualified to serve as a member of the Company’s Board. His extensive international business and finance experience allow Mr. Sayer to provide value related to finance and international operations, with a focus on European markets.

Robert M. Dutkowsky

Robert M. Dutkowsky has served as a Director since 2006. He joined Tech Data at that time as CEO. His career began with IBM where, during his 20-year tenure, he served in several senior management positions including Vice President, Distribution—IBM Asia/Pacific. Prior to joining Tech Data, Mr. Dutkowsky served as President, CEO, and Chairman of the Board of Egenera, Inc. (a software and virtualization technology company) from 2004 until 2006, and served as President, CEO, and Chairman of the Board of J.D. Edwards & Co., Inc. (a software company) from 2002 until 2004. He was President, CEO, and Chairman of the Board of GenRad, Inc. from 2000 until 2002. Starting in 1997, Mr. Dutkowsky was Executive Vice President, Markets and Channels, at EMC Corporation before being promoted to President, Data General, in 1999. Mr. Dutkowsky has served on the Board of Directors of Sepaton, Inc., since 2004, and on the Board of Directors of ADT Corporation since 2012, where he also serves on its Compensation Committee. Mr. Dutkowsky holds a B.S. degree in Industrial and Labor Relations from Cornell University.

Mr. Dutkowsky is well qualified to serve as a member of the Company’s Board. The experiences and skills he developed as a senior executive at one of the leading technology companies in the world, and as the president and CEO of other technology and software businesses allow him to provide value related to finance, management, operations, and risk. In addition, as CEO, Mr. Dutkowsky’s direct participation in the Board is essential to the effective implementation of corporate strategy and the Board’s directions.

Jeffery P. Howells

Jeffery P. Howells has served as a Director since 1998. Mr. Howells has been the Chief Financial Officer of the Company since 1992, joining the Company in 1991 as Vice President of Finance. In 1993, he became Senior Vice President and Chief Financial Officer and in 1997 was promoted to Executive Vice President and Chief Financial Officer. Prior to joining the Company, Mr. Howells was employed by Price Waterhouse for 11 years. Mr. Howells is a Certified Public Accountant and holds a B.B.A. degree in Accounting from Stetson University.

Mr. Howells is well qualified to serve as a member of the Company’s Board. His experience as an accountant at a national accounting firm for over a decade, and his over 20 years of service to the Company as CFO, allow him to provide the Board direct insight on finance, management, operations, and risk and to effectively implement corporate strategy and the Board’s directions.

Savio W. Tung

Savio W. Tung has served as a Director since 2010. Mr. Tung is one of the founding partners of Investcorp (a global investment firm), where he is currently the CEO, North America. Before joining Investcorp in 1984, he worked for Chase Manhattan Bank for 11 years, serving in its offices in New York, Bahrain, Abu Dhabi and London. He is currently an Independent Non-executive Director and a member of the Audit Committee, Risk Committee, and Strategy and Budget Committee of the Bank of China (Hong Kong) Limited. He is a Board Member and Treasurer of the Aaron Diamond AIDS Research Center, an affiliate of Rockefeller University and a Board Member of the Committee of 100. Mr. Tung holds a BSc in Chemical Engineering from Columbia University.

Mr. Tung is well qualified to serve as a member of the Company’s Board. His extensive international business and financial experience allow Mr. Tung to provide value related to finance, international operations, and capital markets.

David M. Upton

David M. Upton has served as a Director since 1997. Since June 2009, Mr. Upton has been the American Standard Companies Professor of Operations Management at Oxford University. From 1989-2009, he was on the faculty of the Harvard Business School where he was the Albert J. Weatherhead III Professor of Business Administration. Mr. Upton holds a Master’s degree in Manufacturing Engineering from King’s College, Cambridge University and a Ph.D. in Industrial Engineering from Purdue University. He is a trustee and member of the Governing Body of Christ Church College, Oxford.

Mr. Upton is well qualified to serve as a member of the Company’s Board. He has done extensive research and work in the areas of strategic management, operations management, and information systems. Mr. Upton’s expertise provides value related to the Company’s logistics and information technology functions and programs.

Kathleen Misunas

Kathleen Misunas has served as a Director since 2000. Ms. Misunas is Principal of Essential Ideas (a business advisory service), a company she founded in 2001. She was Chief Executive Officer of AirTreks, Inc. in 2001 and Chief Executive Officer and President of brandwise LLC in 1999 and 2000. Ms. Misunas was employed by Reed Elsevier PLC from 1996 to 1998, serving as Chief Executive Officer of Reed Travel Group in 1997 and 1998. Prior to this, Ms. Misunas was employed by AMR Corporation for 22 years, last serving as President and Chief Executive Officer of the SABRE Group (a division of AMR Corporation) and Chief Information Officer of American Airlines, Inc. Ms. Misunas also served on the Board of Directors of Canadian Tire Corporation from 2001 until 2006. Ms. Misunas attended Moravian College and American University.

Ms. Misunas is well qualified to serve as a member of the Company’s Board. She has held executive management positions in global distribution and product automation businesses, including in the roles of CEO, president, and chief information officer. Given the importance of the Company’s engagement with customers through various enterprise systems and e-commerce initiatives, Ms. Misunas’s experience and expertise in this area is of significant value to the Company. Additionally, her background in scaling businesses has provided human resource expertise, as well as compensation and benefits knowledge to the Company. These skills and experiences allow her to provide value related to management, operations, and risk.

Thomas I. Morgan

Thomas I. Morgan has served as a Director since 2007. Mr. Morgan served as Chairman of the Board of Directors and Chief Executive Officer of Baker & Taylor, Inc. (a leading distributor of physical and digital books) from 2008 until January 2013. Mr. Morgan served as Chief Executive Officer and a member of the Board of Directors of Hughes Supply, Inc. from May 2003 until March 2006 when the company was purchased by The

Home Depot, Inc. He joined Hughes Supply in 2001 as President and Chief Operating Officer. Prior to Hughes Supply, Mr. Morgan served as Chief Executive Officer of EnfoTrust Network from 2000 to 2001, Value America in 1999, and US Office Products from 1997 to 1999. Mr. Morgan began his career with Genuine Parts Company (“GPC”), where he held positions of increasing responsibility throughout the organization. He concluded his 22-year career with GPC in 1997, serving as Executive Vice President of S.P. Richards Co. (a wholly-owned subsidiary of GPC). In 2012, Mr. Morgan was appointed to the Board of Directors of Rayonier, Inc., a leading international forest products company where he currently serves on the Compensation Committee. Since 2013, Mr. Morgan has also served on the Board of Directors of ITT Educational Services, Inc. where he is member of the Audit Committee. Mr. Morgan holds a B.S. degree in Business Administration from the University of Tennessee.

Mr. Morgan is well qualified to serve as a member of the Company’s Board. His experiences include holding CEO and other senior executive officer positions at distributors of various products, including IT products and physical and digital content and value added services. His leadership roles in different distribution markets allow him to provide value related to management, operations, and risk.

Steven A. Raymund,

Chairman of the Board

Steven A. Raymund has served as a Director since 1986 and as Chairman of the Board since 1991. Mr. Raymund has been employed by the Company since 1981. He served as CEO from 1986 through September 2006. Mr. Raymund is a director of Jabil, Inc., where he is Chair of the Audit Committee and has served since 1996, and of WESCO International, Inc., where he serves on the Audit and Executive Committees and has served since 2006. Mr. Raymund also served as a director of PopCap Games, Inc. from 2010 to 2011 where he served on the Audit and Compensation Committees. He has a B.S. degree in Economics from the University of Oregon and a Master’s degree from the Georgetown University School of Foreign Service.

Mr. Raymund is well qualified to serve as a member of the Company’s Board. He was the Company’s long-standing CEO who presided over the Company’s growth from 1985 to 2006. In addition, Mr. Raymund has substantial experience, knowledge, and relationships within the IT distribution channel that allow him to provide value related to finance, management, supplier and customer relationships, operations, and risk.

BOARD LEADERSHIP STRUCTURE AND ROLE IN RISK OVERSIGHT

The Company has separated the roles of Chief Executive Officer (“CEO”) and Chairman of the Board (“Chairman”). Robert M. Dutkowsky is the Company’s CEO and a Board member, and Steven A. Raymund is the Chairman of the Board and the Company’s former CEO. In addition to a Chairman, the Board also has a lead independent director designated by the Governance and Nominating Committee. That Committee is comprised solely of the Board’s independent directors. The lead independent director for fiscal 2014 was Thomas I. Morgan, and he remains the lead independent director.

Mr. Raymund manages the relationships between the Board and the Company’s management and shareholders. Mr. Morgan chairs the meetings of the independent directors as described in the EXECUTIVE SESSIONS section below, and he is responsible for consolidating and expressing the views of the independent directors to the Board. The Board’s leadership structure allows the Board to benefit from the direct participation of its current CEO, while at the same time having overall Board leadership vested in a Chairman who is not a member of the current management team but who nonetheless has significant experience with the Company’s business and operations. The lead independent director facilitates the ability of the independent directors to provide independent and cohesive oversight and guidance.

The Board as a whole is responsible for Company risk oversight. Some of this oversight is exercised through the Board’s Audit, Compensation, and Governance and Nominating Committees, which report on their deliberations to the Board. The Board and its Committees solicit and receive reports from management on current and potential risks that are identified by either management or the Board. Areas of focus include competitive, economic, operational, financial, accounting, legal, regulatory, and compliance risks. The areas of risk overseen by the Board and its committees are summarized below. Each committee meets with key management personnel and outside advisors.

Board/Committee	Primary Areas of Risk Oversight
Board	Strategic, financial and execution risks and exposures, major litigation and regulatory and compliance exposures, risks and exposures associated with significant acquisitions, CEO succession planning, and other matters that may present material risks to the Company.

Audit Committee	Risks and exposures associated with financial matters, particularly financial reporting, tax, accounting, and disclosure and internal controls. Also risks and exposures associated with ethics and compliance, and the information technology environment.

Compensation Committee	Risks and exposures associated with executive and overall compensation and benefits, including equity incentive plans, leadership assessment, and management succession planning.

Governance and Nominating Committee	Risks and exposures related to corporate governance, shareholder relations and communications, Board and committee structures, Board performance, crisis management, and director succession planning.

AUDIT COMMITTEE

The Audit Committee assists the Board in fulfilling its oversight responsibilities for the reliability and integrity of financial reports and other financial information, compliance with legal and regulatory requirements, and with the Company’s systems of disclosure controls and internal controls over accounting and financial reporting and the audit process. The Audit Committee performs these functions by serving as an independent and objective party to monitor the financial reporting process and the disclosure and internal control systems. The Audit Committee has the authority and responsibility to select, oversee the performance of, and replace the independent accounting firm, and to oversee the activities and select or replace the leader of the internal audit function. The Audit Committee provides an open channel of communication between the independent accounting firm, management, internal audit, and the Board; reviews accounting and auditing issues identified by the independent accounting firm and by management in order to assess their potential impact on the Company; reviews reports from the Disclosure Committee, which is a committee of management; reviews reports and oversees the investigation of concerns regarding accounting, internal control, or auditing matters; and establishes procedures to receive complaints regarding the ethics of employees and Board members. To review the complete statement of duties and responsibilities of the Audit Committee, please see the Audit Committee Charter posted on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor.

The Audit Committee has a policy to pre-approve all services to be provided by the Company’s independent accounting firm and will not approve prohibited non-audit services. See further discussion of the Company’s policy under Policy on Pre-Approval of Audit and Non-Audit Services of the Independent Accounting Firm in PROPOSAL NO. 3—RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2015.

The members of the Audit Committee are Charles E. Adair (Chair), Harry J. Harczak, Jr., Patrick G. Sayer and Savio W. Tung. The Board has determined that Charles E. Adair and Harry J. Harczak, Jr. are “audit committee financial experts” as defined by Item 407(d)(5) of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”). All members of the Audit Committee are independent as defined by applicable law and the listing requirements of NASDAQ. The Audit Committee met forty-seven times during fiscal 2014.

COMPENSATION COMMITTEE

The Compensation Committee is responsible for establishing the strategy for compensation, equity incentives, and benefits of the executive officers of the Company. The Committee recommends to the Board the annual compensation, equity grants, and benefits of the Chairman and of the CEO. The Committee approves the executives’ compensation programs and plans, including the methodologies for setting salaries and cash incentives, as well as equity-based incentive plans and other benefits, and determines the salary and other compensation of all executive officers of the Company other than the CEO. The Committee also administers the 2009 Equity Incentive Plan of Tech Data Corporation (the “Equity Plan”) and the Company’s Executive Incentive Bonus Plan (the “Bonus Plan”). Succession plans for executives other than the CEO are reviewed by this Committee. The Committee reviews and discusses with management the Compensation Discussion and Analysis (“CD&A”) prepared for inclusion in the Company’s Annual Report on Form 10-K and Proxy Statement and, based on such review, determines whether to recommend that the CD&A be included in the Annual Report on Form 10-K and the Proxy Statement. The Committee also prepares the Compensation Committee Report furnished with the Company’s Proxy Statement each year. The Committee’s processes and procedures for the consideration and determination of executive compensation, including the role of executive officers of the Company in making recommendations to the Committee regarding executive compensation and the role of compensation consultants in assisting the Committee in its functions, are described below in the COMPENSATION DISCUSSION AND ANALYSIS section. To review the complete statement of duties and responsibilities of this Committee, see the Compensation Committee Charter posted on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor.

The members of the Compensation Committee are Kathleen Misunas (Chair), Thomas I. Morgan, and David M. Upton. All members are independent as defined by applicable law and the listing requirements of NASDAQ, “Non-Employee Directors” within the meaning of the Rule 16b-3 under the Exchange Act, and “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code (the “Code”). The Compensation Committee met nine times during fiscal 2014.

Compensation Committee Interlocks and Insider Participation

During fiscal 2014, none of the members of the Compensation Committee were, and none currently are, an employee or officer of the Company or had any relationship requiring disclosure under Items 404 or 407 of Regulation S-K under the Exchange Act. In addition, during fiscal 2014, none of the Company’s executive officers has served as a member of the board of directors or compensation committee of any other entity that has or has had one or more of its executive officers serving as a member of the Company’s Board or Compensation Committee.

GOVERNANCE AND NOMINATING COMMITTEE

The Governance and Nominating Committee assists the Board in ensuring that the Board is appropriately organized and qualified to meet its fiduciary duties to the Company and its shareholders. The Committee develops and recommends the Company’s Corporate Governance Principles to the Board, and assists in determining if Board and committee members are qualified to serve in their assigned capacities. This Committee establishes policies for the identification, evaluation, and selection of director nominees, Board and Board member evaluation, the structure and operations of the committees, shareholder communication with the Board, and Board member attendance at the Annual Meeting. The Committee reviews the continuing education program for Board members and generally oversees governance issues. To review the complete statement of duties and responsibilities of this Committee, see the Governance and Nominating Committee Charter available in the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor.

The members of the Governance and Nominating Committee are Thomas I. Morgan (Chair), Charles E. Adair, Harry J. Harczak, Jr., Kathleen Misunas, Patrick Sayer, Savio W. Tung and David M. Upton. All Governance and Nominating Committee members are independent as defined by Rule 5605(a) (2) of the listing requirements of NASDAQ. The Governance and Nominating Committee met four times during fiscal 2014.

EXECUTIVE SESSIONS

The Board holds an executive session at each quarterly board meeting and may hold such sessions during special meetings. Executive sessions of the Board are attended only by the independent directors and such other attendees as they may request. The executive sessions of the Board are led by the lead independent director, currently Thomas I. Morgan.

RELATED PERSON TRANSACTIONS

Management and the Audit Committee of the Board review all potential related person transactions. The Audit Committee is mandated by its charter to review and determine whether to approve related person transactions and has adopted a policy for such review. Management and the Audit Committee look to the rules of NASDAQ and of the SEC to determine what transactions may be considered to be of concern and apply these rules as the standard to determine whether a transaction or relationship would be permitted. Potential transactions or circumstances that may qualify as a related person transaction are reported to the Disclosure Committee of the Company and reviewed by the Audit Committee. The Audit Committee may approve, disapprove, or ratify a transaction and may issue conditions to ensure the transaction is conducted in a fair manner, consistent with the best interests of the Company and its shareholders.

Detailed questions are posed annually to the executive officers of the Company and to all members of the Board that require disclosure of any relationship or transaction that may be a related person transaction. These questionnaire responses are reviewed by management and disclosures are analyzed and reported to the entire Board. Potential issues are investigated. Related person transactions, if any, would be reviewed by the Board with respect to the independence of the Board member.

During fiscal 2014, the Company had no related person transactions requiring disclosure under Item 404(a) of Regulation S-K under the Exchange Act. We note that Robert M. Dutkowsky, Jeffery P. Howells and Steven A. Raymund are members of the Board and employees of the Company. Mr. Dutkowsky’s and Mr. Howells’ compensation is disclosed in the SUMMARY COMPENSATION TABLE. Mr. Raymund’s position with the Company is as a part-time, non-executive employee. He receives a salary as a part-time employee but does not receive a cash incentive. Mr. Raymund’s compensation and benefit amounts that he received as a part-time employee of the Company are reported in the FISCAL 2014 BOARD OF DIRECTORS’ COMPENSATION TABLE and were approved by the independent members of the Board.

PROPOSAL NO. 1

AMENDMENT TO THE COMPANY’S ARTICLES OF INCORPORATION TO DECLASSIFY ITS BOARD

The Board is recommending that the shareholders approve an amendment to the Company’s articles of incorporation to declassify the Board and to provide for the annual election of all directors (the “Declassification Proposal”). The Company currently has ten directors who serve on its Board. Pursuant to Article VII of the Company’s articles of incorporation, the Board is divided into three classes, Class I, Class II and Class III. The directors of each class are elected to three-year terms, to expire at the Annual Meeting and after successors have been elected and qualified. The terms of the classes are staggered, so that only one of the three classes of directors is up for re-election in a given year. When elected, the current directors in Class I had terms that were set to expire at the 2013 Annual Meeting, the directors in Class II had terms that were set to expire at the 2015 Annual Meeting, and the directors in Class III had terms that were set to expire at the 2014 Annual Meeting.

The Company did not have a fiscal 2013 Annual Meeting, and therefore the class of three directors that would have been up for election in 2013 (Class I) is up for election at this year’s Annual Meeting, along with the class of four directors that was regularly scheduled to be up for election this year (Class III). The proposed amendment will not shorten the existing term of any director because the three directors who are not up for election this year (Class II) have terms that are currently scheduled to expire in one year at the 2015 Annual Meeting. If this proposal is passed, the declassification would be fully implemented by the 2015 Annual Meeting, at which time all directors would be up for election for annual terms.

The Board through its Governance and Nominating Committee regularly evaluates the Company’s corporate governance practices. In the past the Board has determined that maintaining a classified board structure was in the best interests of the Company and its shareholders due to the advantage of this structure, including providing continuity and stability in pursuing our business strategies and policies, reinforcing commitment to a long-term perspective and helping to protect the Company against hostile and unsolicited takeover attempts that do not offer fair value to all shareholders. Despite these advantages, the Board also recognizes that many investors and advisors believe that annual director elections enhance directors’ accountability to shareholders and provide other advantages. After careful consideration of this issue, including the advantages and disadvantages of a classified Board, and taking into account the views of the Company’s shareholders, the Board has determined that amending the Company’s articles of incorporation to declassify the Board and provide for the annual election of directors is in the best interest of the Company and its shareholders. The Board has approved the necessary changes to the Company’s articles of incorporation, subject to shareholder approval of the Declassification Proposal. A copy of the proposed amendment is attached as Exhibit A, with the new language underscored and deleted language marked through.

The affirmative vote of a majority of all shares of common stock outstanding and entitled to vote on this matter is required to approve this amendment to the Company’s articles of incorporation. In addition, if the shareholders approve this amendment, the Board will promptly approve the appropriate conforming changes to its Bylaws and Corporate Governance Principles to reflect a declassified board and annual director elections. If the Declassification Proposal is not approved by the shareholders, the Board will remain classified: the directors in Class I will be up for two-year terms expiring at the 2016 Annual Meeting, the directors in Class III will be up for three-year terms expiring at the 2017 Annual Meeting, and the directors in Class II will remain in office until the expiration of their terms at the 2015 Annual Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THIS PROPOSAL TO AMEND THE COMPANY’S ARTICLES OF INCORPORATION TO DECLASSIFY THE BOARD.

DIRECTOR ELECTIONS AND COMPENSATION

CANDIDATES FOR THE BOARD AND SHAREHOLDER RECOMMENDATIONS

The Governance and Nominating Committee will consider director candidates recommended by our shareholders, other Board members, and executives. The recommendation and evaluation process for candidates recommended by shareholders does not differ from the process followed for other candidates. Shareholders wishing to recommend a candidate should do so by submitting the recommendation in writing to the Chair of the Governance and Nominating Committee or to the Company’s CEO at 5350 Tech Data Drive, Clearwater, Florida, 33760. Any recommendation submitted must include a resume, personal references, and background information as well as the name and contact information of the recommending shareholder. Florida law requires that all candidates must be at least 18 years of age to qualify. All qualified candidates will be considered for nomination in accordance with the provisions of the Company’s Corporate Governance Principles that are available in the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor and such other criteria as may be established by the Governance and Nominating Committee at the time an open position on the Board is being considered to be filled.

At a minimum, candidates for a position on the Company’s Board should have qualities including but not limited to: (i) high ethical standards; (ii) sound integrity; (iii) an inquisitive nature; (iv) a strong commitment to make decisions and take actions guarding the long-term interests of shareholders; (v) seasoned judgment; (vi) a record of outstanding skills and accomplishments in their personal careers; and (vii) the ability and desire to communicate and participate actively in board and committee sessions. The Company’s Corporate Governance Principles include the Board’s commitment to seek in its members a broad range of diverse backgrounds, experiences and skills including: business analysis; international; gender, racial, ethnic and cultural diversity; strategic planning; marketing; management of financial reporting and internal controls; corporate financings; acquisitions and divestitures; information technology; global business trend assessment; and other backgrounds, experiences and skills relevant to the Company’s business. The Committee implements its consideration of such diversity as part of a variety of weighted factors in evaluating Board nominees and assesses the effectiveness of its nomination process based on the potential nominees that result in light of existing Board membership and identified strategic needs.

During fiscal 2013, the Committee recommended to the Board that Patrick Sayer be appointed. On November 27, 2012, the Board appointed Mr. Sayer. Mr. Sayer is among the directors standing for election at this year’s Annual Meeting.

PROPOSAL NO. 2

ELECTION OF DIRECTORS

The Company currently has ten directors who serve on the Board. The Board is divided into three classes, Class I, Class II and Class III, each with a three-year term. The terms are staggered, so that only one of the three classes of directors is up for re-election in a given year. The Company did not have a 2013 Annual Meeting, and therefore the class of three directors that would have been up for election at the 2013 Annual Meeting (Class I) is up for election at this year’s Annual Meeting, along with the class of four directors who were regularly scheduled to be up for election at this year’s Annual Meeting (Class III).

The Board has proposed to amend the Company’s articles of incorporation to phase out the classification of the Board (see Proposal No. 1). If the Declassification Proposal is approved, the seven directors up for election this year will, if elected, serve annual terms, until the 2015 Annual Meeting, at which time all directors will be up for election for annual terms.

The Class I directors who were scheduled to have been up for election at the 2013 Annual Meeting for three-year terms, but due to the Restatement, no Annual Meeting was held in 2013, and these directors continued in office. If the Declassification Proposal is not approved, in order to maintain staggered terms for the different classes of directors, the three directors in Class I, if elected, will serve for terms expiring at the 2016 Annual Meeting, and the four directors in Class III, if elected, will serve for terms expiring at the 2017 Annual Meeting.

The three directors in Class II are not up for election at this year’s Annual Meeting and their terms will continue until the 2015 Annual Meeting regardless of whether the Declassification Proposal passes.

All directors are to hold office until their successors have been elected and qualified or as otherwise provided in the Company’s Bylaws. In the event any nominee is unable to serve, the persons designated as proxies may cast votes for other persons as substitute nominees. The Board has no reason to believe that any of the nominees named below will be unavailable, or if elected, will decline to serve. The seven nominees named below are presently directors of the Company.

The section titled “Corporate Governance Matters” of this Proxy Statement contains more information about the leadership skills and other experiences that caused the Governance and Nominating Committee and the Board to determine that these nominees should serve as directors of the Company.

Director Nominees

Name	Age	Independent	Class
Charles E. Adair	66	✓	I
Harry J. Harczak, Jr.	57	✓	I
Patrick G. Sayer	56	✓	I
Robert M. Dutkowsky	59		III
Jeffery P. Howells	57		III
Savio W. Tung	63	✓	III
David M. Upton	54	✓	III

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE “FOR” THIS PROPOSAL TO ELECT THE SEVEN DIRECTOR NOMINEES NAMED ABOVE.

DIRECTORS’ COMPENSATION

It is the Board’s general policy that compensation for independent directors and the Chairman of the Board should be a mix of cash and equity-based compensation. In May 2012, the annual retainer amounts described in this section were reviewed and recommended by the Compensation Committee and approved by the Board, and have not changed since that time. The Chairman receives an annual retainer for that position together with the same base annual retainer as the independent directors. Directors who are not employees of the Company receive a base annual retainer fee, plus reimbursement for reasonable out-of-pocket expenses. In addition to the base annual retainer fee, the chairs of each Committee receive an annual chair retainer and the members of each Committee receive a Committee membership retainer. The annual retainer amounts are set forth in the following table:

POSITION	ANNUAL RETAINER
Chairman	$175,000	(1)
Independent Board members	$75,000
Audit Committee Chair	$25,000
Other Audit Committee members	$12,500
Compensation Committee Chair	$20,000
Other Compensation Committee members	$7,500
Governance and Nominating Committee Chair	$20,000
Other Governance and Nominating Committee members	$5,000

(1)	Consists of $100,000 annual retainer as Chairman plus $75,000 base annual retainer.

In addition to the annual retainer, a special meeting attendance fee of $1,500 per meeting (of an hour or more in length) is paid if there are significantly more Board or Committee meetings than the regularly scheduled quarterly meetings. During fiscal 2014, the Audit Committee held forty-seven meetings, including five regularly scheduled meetings and the Compensation Committee held nine meetings, including the regularly scheduled five each year. Because of this, the Compensation Committee recommended, and the Board approved, special meeting compensation to be paid to the directors who participated in the additional special Committee meetings. The special meeting compensation consisted of the $1,500 meeting fee for attendance at all meetings of approximately one hour or more for all non-employee directors, other than Mr. Adair, attending such meetings and special meeting compensation in lieu of meeting fees to Mr. Adair in the amount of $100,000 in recognition of his extraordinary time commitment during the year. The special meeting compensation is described in footnote 1 to the FISCAL 2014 BOARD OF DIRECTORS’ COMPENSATION TABLE.

In addition to the special meeting compensation paid to non-employee directors, in recognition of director efforts during the year in connection with the Restatement, one-time equity awards were made to certain non-employee directors with a value of $15,000. In recognition of his extraordinary efforts in managing the Audit Committee investigation process and his exceptional performance, Mr. Adair was given a one-time equity grant with a value of $95,000. These one-time equity awards were granted on April 11, 2014 and are described in footnote 2 to the FISCAL 2014 BOARD OF DIRECTORS’ COMPENSATION TABLE.

With respect to equity-based compensation, non-employee directors receive equity incentives generally consistent with the philosophy for granting equity incentives to executive officers; i.e., to enable the non-employee directors to acquire and increase their proprietary interest in the long-term success of the Company, thus providing them with economic incentives linked to the Company’s financial performance and providing shareholder value. Stock options (other than incentive stock options), stock appreciation rights, restricted stock and other stock-based awards may be awarded under the Equity Plan based upon the recommendation of the Compensation Committee and approval of the Board. The Board may consider such factors as affordability of the awards to the Company, alignment with shareholder interests, and the retention and recruitment of effective directors.

Due to the Restatement, no equity awards were issued in fiscal 2014. However, after the completion of the Restatement and related Audit Committee investigation in fiscal 2015, the Committee and Board considered whether to make a special grant of equity awards to those directors who would otherwise have been eligible to receive an annual grant in fiscal 2014. In reaching its decision, the Committee and Board considered, among other things, the important role equity awards play in aligning the interests of directors with shareholders. These special equity awards were granted on April 11, 2014 with a value of $94,976 each for non-employee directors; they are described in footnote 2 to the FISCAL 2014 BOARD OF DIRECTORS’ COMPENSATION TABLE.

The Company’s Corporate Governance Principles include Board-approved director stock ownership guidelines. All non-employee directors are required to accumulate shares of Company stock through direct purchases or retention of equity incentives, equal in value to a multiple of the base annual retainer (the “Stock Ownership Requirement”). The Stock Ownership Requirement is four times the base annual retainer and must be met no later than the fourth anniversary of a director’s initial election or appointment. Until the Stock Ownership Requirement is met, a director must retain 100% of the net shares generated, after tax, upon the vesting or net settlement of restricted stock or restricted stock unit equity incentive awards issued on or after March 31, 2005 and 50% of the net shares generated, after tax, upon the vesting, settlement or exercise as applicable of any other equity incentive awards issued on or after March 31, 2005.

The following table summarizes compensation paid to or earned by independent directors and the Chairman during fiscal 2014:

FISCAL 2014 BOARD OF DIRECTORS’ COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)	Option Awards ($)(3)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non-Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Charles E. Adair	205,000	—	—	—	—	—		205,000
Harry J. Harczak, Jr.	134,500	—	—	—	—	—		134,500
Kathleen Misunas	118,000	—	—	—	—	—		118,000
Thomas I. Morgan	119,000	—	—	—	—	—		119,000
Steven A. Raymund	175,000	—	—	—	—	179,922	(4)	354,922
Patrick G. Sayer	118,000	—	—	—	—	—		118,000
Savio W. Tung	116,500	—	—	—	—	—		116,500
David M. Upton	90,500	—	—	—	—	—		90,500

(1)

These fees include the Board and Committee annual retainers for each director plus special meeting compensation as follows: Adair – annual retainer $105,000 and special meeting compensation of $100,000; Harczak – annual retainer of $92,500 and special meeting compensation of $42,000; Misunas – annual retainer of $100,000 and special meeting compensation of $18,000; Morgan – annual retainer of $102,500 and special meeting compensation of $16,500; Raymund – annual retainer of $175,000; Sayer – annual retainer of $92,500 and special meeting compensation of $25,500; Tung – annual retainer of $92,500 and special meeting compensation of $24,000; Upton – annual retainer of $87,500 and special meeting compensation of $3,000.

(2)

No stock awards were granted during fiscal 2014. Outstanding RSUs, all unvested, at the end of fiscal 2014: Sayer – 2,859 of which 1,408 vest in fiscal 2015 and 1,451 vest in fiscal 2016. On April 11, 2014, during fiscal 2015, the following stock awards were granted:

Name	Award Type	Grant Date	Number of Units (*) (#)	Grant Data Fair Value of Awards (**) ($)
Charles E. Adair	RSU	4/11/2014	3,116	189,952
Harry J. Harczak, Jr.	RSU	4/11/2014	1,804	109,972
Patrick G. Sayer	RSU	4/11/2014	1,804	109,972
Savio W. Tung	RSU	4/11/2014	1,804	109,972
Kathleen Misunas	RSU	4/11/2104	1,804	109,972
Thomas I. Morgan	RSU	4/11/2014	1,804	109,972
David M. Upton	RSU	4/11/2014	1,558	94,976

*	All RSUs vest one year from the date of grant.
**	These amounts represent the aggregate grant date fair value of the awards, computed in accordance with ASC Topic 718. The grant date fair value of the RSUs is $60.96 per unit.
(3)

No option awards were granted in fiscal 2014. Outstanding awards at the end of fiscal 2014, all of which are vested and exercisable: Adair – 5,000 stock options; Misunas – 5,000 stock options; Morgan – 5,000 MVSSARs; Raymund – 80,000 stock options; Upton – 5,000 stock options.

(4)

This amount represents Mr. Raymund’s compensation as a part-time, non-executive employee, and consists of an annual salary of $103,846, contributions by the Company to his 401(k) Savings Plan ($808), and allocation for office space, supplies, and a percentage of the salary and benefits for his administrative assistant of $75,268 for providing non-Company related services to Mr. Raymund.

INDEPENDENT ACCOUNTING FIRM

AND AUDIT MATTERS

REPORT OF THE AUDIT COMMITTEE

Audit Committee Role

Management is responsible for the Company’s internal controls and the financial reporting process. The independent accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing reports thereon. The Audit Committee’s responsibility is to monitor these processes. The Audit Committee meets with management, the leader of the internal audit function, and the independent accounting firm to facilitate communication. The Audit Committee has the authority and available funding to investigate any matters within the scope of its responsibilities and to retain such outside counsel, experts, and other advisors as it determines appropriate to assist it in the conduct of any such investigation. In addition, the Committee appoints the Company’s independent accounting firm and pre-approves all audit and non-audit services to be performed by the independent accounting firm.

In this context, the Audit Committee has discussed with the Company’s independent accounting firm the overall scope and plans for the independent audit. The Audit Committee reviewed and discussed the audited financial statements with management. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles (“GAAP”). Discussions about the Company’s audited financial statements included the independent accounting firm’s judgments about the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments, and the clarity of disclosures in the financial statements. The Audit Committee also discussed with the independent accounting firm the other matters required to be discussed by the Statement on Auditing Standards (“SAS”) No. 61, as amended (Codification of Statements on Auditing Standards, AU 380) as adopted by PCAOB in Rule 3200T. Management’s report and the independent accounting firm’s report and attestation on internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act were reviewed and discussed by the Audit Committee with management and the independent accounting firm.

During fiscal 2014 the Audit Committee conducted an investigation, with the assistance of independent counsel, to review the Company’s accounting practices and certain matters surrounding the Restatement.

Independence of Accounting Firm

The Company’s independent accounting firm provided to the Audit Committee the written disclosures and the letter required by Rule 3526 of the PCAOB, and the Committee discussed the independent accounting firm’s independence with management and the independent accounting firm. In addition, the Committee considered whether the non-audit services provided by the independent accounting firm could impair its independence and concluded that such services would not.

Recommendation

Based on: (i) the Audit Committee’s discussion with management and the independent accounting firm; (ii) the Audit Committee’s review of the representations of management; and (iii) the report of the independent accounting firm to the Audit Committee, the Audit Committee recommended to the Board that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2014 (the “Fiscal 2014 10-K”) filed with the SEC.

AUDIT COMMITTEE

Charles E. Adair, Chair

Harry J. Harczak, Jr.

Patrick G. Sayer

Savio W. Tung

The report of the Audit Committee shall not be deemed to be filed with the SEC except to the extent that the Company specifically incorporates this information by reference into a document filed under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.

PROPOSAL NO. 3

RATIFICATION OF SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2015

The Audit Committee selected Ernst & Young LLP (“Ernst & Young”) to serve as our independent registered certified public accounting firm (“independent accounting firm”) for fiscal 2015. In selecting the independent accounting firm, the Audit Committee considers the firm’s independence; the quality, responsiveness, and expertise of the engagement team; the firm’s experience, leadership, structure, and compliance and ethics programs; the record of the firm in regulatory, litigation, and accounting matters; the firm’s financial strength; the performance on prior audits and engagements; and the appropriateness of the fees charged. Ernst & Young has been engaged as the Company’s independent accounting firm beginning with fiscal 2001. The global coordinating partner was changed in fiscal 2011 in accordance with the SEC’s partner rotation rules, and the local engagement partner was changed in fiscal 2013.

The Audit Committee has decided to submit its selection of Ernst & Young as our independent accounting firm to our shareholders for ratification as a matter of good corporate practice, although this is not required in our Bylaws or otherwise. If the selection of Ernst & Young is not ratified, it will be considered a direction for the Audit Committee to review its future selection of our independent accounting firm. The Audit Committee retains the discretion to select a different independent accounting firm if it determines that such a change would be in the best interest of the Company and our shareholders.

The Audit Committee pre-approves and reviews audit and non-audit services performed by Ernst & Young as well as the fees charged by Ernst & Young for such services. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the accounting firm’s independence. To avoid potential conflicts of interest in maintaining auditor independence, the law prohibits a publicly traded company from obtaining certain non-audit services from its independent accounting firm. We have not obtained any prohibited services from Ernst & Young. For additional information and details concerning the Audit Committee and its activities with Ernst & Young, see REPORT OF THE AUDIT COMMITTEE.

Representatives of Ernst & Young are expected to be present at the Annual Meeting, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from shareholders.

Independent Accounting Firm Fees

The following table shows all fees for professional services provided by Ernst & Young for fiscal 2013 and 2014.

	2014	2013
Audit fees(1)	$9,119,000	$24,362,000
Audit-related fees(2)	180,000	197,000
Tax fees(3)	595,000	788,000

Total	$9,894,000	$25,347,000

(1)

Audit Fees—This category includes the audit of the Company’s annual financial statements included in the Company’s Annual Report on Form 10-K, review of financial statements included in the Company’s Quarterly Reports on Form 10-Q, review and attestation of internal control over financial reporting and services that are normally provided by independent accounting firms in connection with statutory and regulatory filings or engagements for those fiscal years. The amount for audit fees presented for fiscal 2013 includes fees incurred and recorded in fiscal 2014 of $19.4 million in connection with the Restatement. The amount of audit fees presented for fiscal 2014 includes fees incurred and recorded in fiscal 2015 of approximately $4.3 million in connection with additional procedures resulting primarily from the Company’s material weaknesses and other deficiencies identified during the Company’s restatement process. This category also includes advice on audit and accounting matters that arose during, or as a result of, the audit or the review of interim financial statements, statutory audits required by non-U.S. jurisdictions, services in connection with SEC registrations and filings, and the preparation of written correspondence on internal control matters.

(2)

Audit-Related Fees—This category consists of assurance and related services rendered by Ernst & Young that are not reported under “Audit Fees.” The services for fees disclosed under this category principally include due diligence in connection with contemplated acquisitions, accounting consultations, and attest services.

(3)	Tax Fees—This category consists of professional services rendered by Ernst & Young for tax return preparation, tax compliance, tax advice, and tax audit assistance.

Policy on Pre-Approval of Audit and Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent accounting firm. Pre-approval is generally provided for up to one year, is detailed as to the particular service or category of services and is subject to a specific budget. Management is required to seek pre-approval of services that will exceed the budget or for services that are not detailed in an existing pre-approval. The Chair of the Audit Committee is delegated the authority to pre-approve certain services between regularly scheduled meetings, capped at a value of $500,000, with ratification by the Audit Committee at the next regularly scheduled meeting. Management reports quarterly to the Audit Committee regarding the extent of services provided by the independent accounting firm in accordance with this pre-approval, and the fees for the services performed to date. During fiscal 2014, all services were approved by the Audit Committee in accordance with this policy.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2015.

COMPENSATION

Report of the Compensation Committee

The Compensation Committee (the “Committee”) has reviewed the COMPENSATION DISCUSSION AND ANALYSIS section and discussed that analysis with management and the Committee’s independent compensation consultant. Based upon this review and discussion, the Committee recommended to the Board of Directors that the COMPENSATION DISCUSSION AND ANALYSIS section be included in the Company’s Fiscal 2014 10-K and Proxy Statement.

Compensation Committee:

Kathleen Misunas, Chair

Thomas I. Morgan

David M. Upton

The report of the Compensation Committee does not constitute soliciting material and will not be deemed to be filed or incorporated by reference into any other filing by the Company under the Securities Act or the Exchange Act.

COMPENSATION DISCUSSION AND ANALYSIS

In this section, we review the objectives and elements of the Company’s executive compensation program and discuss and analyze the fiscal 2014 compensation decisions for (i) our CEO, (ii) our CFO, and (iii) each of our three other most highly compensated executive officers (our Named Executive Officers or “NEOs”):

•	Robert M. Dutkowsky – Chief Executive Officer

•	Jeffery P. Howells – Executive Vice President and Chief Financial Officer

•	Néstor Cano – President, Europe

•	John A. Tonnison – Executive Vice President and Chief Information Officer

•	David R. Vetter – Senior Vice President, General Counsel and Secretary

The Company’s fiscal year is from February 1 through January 31, and therefore this report covers the time period from February 1, 2013 through January 31, 2014. Mr. Dutkowsky, Mr. Howells, Mr. Cano and Mr. Tonnison were NEOs for fiscal 2013 and remain NEOs in fiscal 2014. Mr. Vetter is a new NEO for fiscal 2014.

Executive Summary

Business Strategy and Compensation

The Company’s financial objectives are to grow sales at or above the overall IT growth rate by gaining share in select product areas, grow earnings in local currency, generate positive cash flow, and earn a return on invested capital (“ROIC”) above our weighted cost of capital. To achieve this, the Company is focused on a strategy of excellence in execution, diversification and innovation that we believe differentiates our business in the marketplace.

In support of our strategic objectives, in fiscal 2014 our priorities were focused on (1) improving the productivity and efficiency of our U.S. team, with the goals of regaining market share and improving profitability in the Americas region; (2) integrating the companies we acquired in fiscal 2013 from the Specialist Distribution Group; (3) pursuing growth opportunities in our higher margin businesses and capturing new supply chain opportunities; (4) aligning our cost structure with the realities of the market; and (5) organizational structure and employee retention and development.

Our strategic priorities are reflected in the creation of our annual operating plan (“AOP”) and directly impact the development of the performance targets taken from the AOP against which annual bonus achievement is measured. For our NEOs, the performance measures are earnings per share (“EPS”), ROIC, regional profitability measured in dollars or euros, and regional profitability as a percentage of sales. Bonuses paid to our NEOs are a significant component of overall compensation. For fiscal 2014, achievement against these performance measures varied between 59% and 89%. Our lower-than-target performance for the period resulted in lower- than-target bonus payouts for all NEOs, consistent with the Company’s philosophy of pay-for-performance. Because bonuses make up a substantial portion of total cash and total direct compensation (between 50% and 100% of base salary at target), lower bonuses resulted in lower overall pay.

Other key compensation actions for fiscal 2014 are as follows:

•

Suspension of base salary increases and 401(k) matching contributions.    At its March 26 and 27, 2013 meetings, the Committee and Board approved common merit increases (“CMI”) for the NEOs ranging from 1% to 6%. These CMI increases were never implemented. Instead, on April 26, 2013, the Committee and Board approved a management proposal to suspend all CMI as part of cost control efforts to deal with a challenging market environment. At that same meeting, the Committee and Board approved suspending 401(k) matching contributions for the same reason

•

Equity awards.    No equity awards were granted in fiscal 2014 due to the Restatement. However, as discussed below, the Committee took action following the end of the fiscal 2014 year to grant equity awards to our NEOs.

Due to the Restatement, the Company did not hold an Annual Meeting in 2013, and its most recent Annual Meeting was held on May 30, 2012. At that meeting, 95.92% of votes cast were in favor of the non-binding proposal to approve the compensation paid to our NEOs for fiscal 2012. The Company and the Committee considered this strong shareholder support in structuring a compensation program for fiscal 2014.

Key Goals and Elements of Compensation

We extend to our NEOs a limited number of compensation components that are typical of those commonly offered to senior executives at other leading companies.

Principal Compensation Elements

Our compensation program comprises three fundamental elements that correspond to the various aspects of an executive’s responsibilities:

•	Base salary for day-to-day responsibilities;

•	An annual cash incentive bonus opportunity for short-term returns directly linked to specified Company and regional performance measures, and

•	Equity awards for aligning the executive’s focus with shareholder value creation and the longer-term performance of the Company.

We use the term “targeted total cash compensation” to refer to base salary plus bonus (at a presumed 100% achievement) and we use the term “targeted total direct compensation” to refer to targeted total cash compensation plus equity awards.

The following table describes the alignment of our compensation program’s goals with its key elements, and explains the rationale and philosophy underlying those goals and elements:

Goal	Element of Compensation	Rationale/ Philosophy
Attract quality leaders	Base salary, bonus, equity awards.	The leaders of the Company guide the strategies and direct the Company’s assets (people, physical assets, business relationships and capital) to achieve both short-term and long-term success. A solid compensation package is necessary to compete in the market for quality leaders.
Retain leaders who drive performance to improve long-term shareholder value.	Equity awards.	We seek to provide an appropriate link between compensation and the creation of long-term shareholder value. The type and size of equity awards and the layered vesting schedules are intended to provide incentives to enhance long-term Company performance, as reflected in stock price appreciation. This element of compensation aligns executive motivation with shareholder interests and is also considered to be our best retention tool.

Goal	Element of Compensation	Rationale/ Philosophy
Communicate goals for the individual that are challenging and that will motivate them to achieve near-term performance goals.	Bonus.	Bonuses drive short-term performance because they are paid based upon the level of achievement of performance measures aligned with the Company’s annual operating plan.
Demonstrate responsible cost management.	Base salary, bonus, equity awards.	Our Company operates on a very low cost model. Compensation awarded must be consistent with this approach. Our compensation levels are based upon affordability related to the Company’s AOP. As a result, we target salary and bonus to the median of our peer group. The type and size of equity awarded is influenced by associated costs to the Company in relation to the operating plan.

Other Compensation Elements

The table below highlights how other compensation components we extend to our NEOs reflect our cost-sensitive approach to compensation.

WHAT WE OFFER	WHAT WE DO NOT OFFER
Medical and dental insurance	Supplemental or other non-qualified pension plans
401(k) Savings Plan	Post-retirement medical benefits
Nonqualified deferred compensation plan	Post-retirement life insurance benefits
Executive Choice Plan*	Tax reimbursement or “gross up” payments for Executive Choice Plan benefits
*	Our Executive Choice Plan benefit is capped at between $10,000 and $20,000 depending on the participant’s position, and reimburses the participating executive for tax and estate counseling, individual insurance premiums, personal and professional development expenses, and club memberships.

Oversight of the Compensation Program

The Company’s executive compensation program is administered and overseen by the Committee with assistance from the CEO and other officers, as appropriate. An independent compensation consultant is selected, retained by, and reports directly to the Committee to assist the Committee with its duties.

Role of the Committee

The Committee, comprised entirely of independent directors, reviews the market data provided by its independent compensation consultant and evaluates management’s perspective and recommendations. The Committee makes compensation decisions, determines the amount and terms and conditions of equity incentive awards (e.g. vesting schedule), and sets the bonus targets for the executive officers. The compensation package for the CEO is recommended by the Committee to the Board. The Committee sets policies and gives direction to management on all aspects of the executive compensation program. Each year, the Committee reviews succession planning for the Company’s executives to mitigate the risk of executive departure and to help ensure appropriate executive development and bench-strength within the different tiers of Company leadership.

In the course of its decision making, the Committee evaluates legal perspectives from outside counsel, considers rating agency opinions, published investor compensation policies, compensation policies published by proxy voting advisory firms, and coordinates with the other committees of the Board to identify, evaluate and address potential compensation risks, if any, and to ensure valid accounting treatment that is consistent with corporate and regulatory policies. The Committee also reviews and considers other Company programs, such as succession planning and performance evaluations, in connection with the setting of compensation policies. Typically, much of the decision making for the year is done to coincide with the March meetings of the Committee and Board, at which base salaries, bonus targets and equity award percentages are determined. The Company’s NEO compensation program, with certain modifications, is the basis for the Company’s overall executive compensation program.

Role of Management

Typically, our CEO, CFO, and senior human resources officer analyze the information provided by the independent compensation consultant in light of the Company’s financial and operational circumstances. We do not try to mirror any other particular company’s compensation practices, and we generally do not directly target our overall compensation levels for a given position against the compensation provided by any other particular member in our peer group for that same position. However, consideration is given to certain aspects of other companies’ data, depending on which areas are pertinent to our position as a distributor with narrow margins and our geographic locations. Similarly, for each executive position, market data is evaluated for relevant comparisons such as the importance of the role of each executive to the Company’s business model, the expected contribution of the executive in light of the responsibilities inherent in his or her position, and the risks inherent in our operating plan. In addition to market data, other factors are considered, such as the Company’s annual operating plan, targeted earnings, internal pay equity, overall financial performance, the Company’s ability to absorb increases in compensation costs, and regional performance. This analysis results in recommendations presented to and discussed with the Committee.

Role of Consultants

The Committee selects and engages a compensation consultant and authorizes its work. Reports and advice from the consultant may be requested by and are shared between the Committee, the Board, and management. The Company’s historical practice has been to engage compensation consultants that are independent. In 2013, the Committee formalized this practice by amending its Charter to provide for the evaluation of compensation consultant and advisor independence and conflicts of interest in compliance with applicable law and listing standards. Our compensation consultant for fiscal 2014 was Exequity LLP. In November 2013, the Committee evaluated Exequity’s independence using the factors set forth in NASDAQ Rule 5605(d)(3)(D) and confirmed Exequity’s independence.

Philosophy and Practice

Total Compensation Relative to Market –

The value of total compensation opportunities for our NEOs considers the median of the pay for executives at other companies in our benchmark community. The manner in which pay opportunities are conveyed to our NEOs reinforces the connection we insist must exist between compensation earned and proven results.

Balance of Compensation Elements

Overall, the compensation program balances incentives to perform with competitive pay taking into account our low margin environment. The Committee considers all the elements of compensation in setting the total compensation opportunity for each NEO. The Committee believes the balance between elements should vary for each NEO reflecting the differences in their roles, the impact each NEO has on Company results, balance in the external market, our cost-conscious pay philosophy and internal pay equity. For example, the CEO’s allocation is structured to reward an equal or near-equal balance between short-term performance and the long-term shareholder value. The allocation of elements of compensation for the other NEOs is more heavily weighted toward achievement of the annual business goals, but with a reasonable amount tied to the long-term creation of shareholder value.

Benchmarking

The Committee regularly assesses the appropriateness of total compensation opportunities for our NEOs by comparing them to prevailing practices at our peer group companies, measuring them against a survey of practices across a broader community of general industry organizations of similar size, and by soliciting guidance from the independent compensation consultant and input from management.

Peer Group—The peer group is chosen annually from among our operating competitors, other members of the IT industry, distributors and companies that share our operating characteristics (similar operating income percentages, low operating margins, and global operations), and companies with whom we compete for employee talent. The peer group selected for fiscal 2014 consisted of the following 22 companies (the “Selected Companies Peer Group”):

Anixter International Inc.	Nash Finch Company
Arrow Electronics, Inc.	Office Depot, Inc.
AutoNation, Inc.	Rite Aid Corporation
Avnet, Inc.	Safeway Inc.
Best Buy Co., Inc.	Staples, Inc.
Brightpoint, Inc.*	Supervalu Inc.
CVS Caremark Corporation	Synnex Corporation
Core-Mark Holding Company, Inc.	Sysco Corporation
Genuine Parts Company	United Stationers Inc.
Ingram Micro Inc.	Wesco International, Inc.
Insight Enterprises, Inc.	W.W. Grainger, Inc.

*	Brightpoint, Inc. has since been acquired by Ingram Micro Inc.

Based on publicly available information, revenue for these companies ranged from $6.15 billion (25th percentile) to $33.6 billion (75th percentile), with the 50th percentile at $13.15 billion. Operating income margins ranged from 2.0 percent (25th percentile) to 5.2 percent (75th percentile), with the 50th percentile at 3.9 percent.

Survey Group—

The Committee also considered pay data from two broader general industry subgroups of companies representing a cross-section of manufacturing and services industries. The first such subgroup consisted of 214 companies with publicly reported revenues between $10 billion and $50 billion, and median revenues of $16.7 billion. The second such subgroup consisted of 233 companies with publicly reported revenues between $1 billion and $5 billion, and median revenues of $1.57 billion. Information about the compensation practices for these groups was prepared by the Committee’s independent compensation consultant and considered by management and the Committee. Management and the Committee believe it is important to consider data from these broader industry communities in addition to the Peer Group because it allows for the consideration of data from companies that may have characteristics (such as higher profit margins) different from the Company but nonetheless compete with the Company for the same employee talent.

Base Salary—

The Committee focuses on setting an adequate base salary that, when combined with the annual bonus opportunity, will attract and retain its NEOs and act as a barrier for a competitor to easily draw these key employees away from the Company. The Company’s strong consideration for controlling costs is achieved partially by its philosophy of setting compensation targets in the middle range of its peers, so the benchmarking target is typically viewed as the 50th percentile.

Annual Bonus—

The variable/at-risk short-term compensation for the Company’s NEOs consists of an annual cash incentive bonus. The target bonus amount for each NEO is determined as a percentage of base salary and varies with the level of the NEO. Payment of the bonus is conditioned on achievement of performance targets that are specified in advance for each NEO. The target bonus amount is subject to acceleration or deceleration depending on the level of over- or under-achievement. Performance targets and measurement of achievement are calculated using non-GAAP measures with carefully discussed exclusions for unusual or infrequent occurrences, such as share repurchases and dispositions or restructuring charges that are not indicative of ongoing results. Consistent with our pay-for-performance philosophy, the performance targets and the acceleration/deceleration table are directly tied to the Company’s financial results in relation to its Board-approved annual operating plan for the fiscal year. It is the Company’s practice to set target bonus percentages, performance targets and the acceleration/deceleration table for the coming year at its March Board meeting that follows the end of our fiscal year. For fiscal 2014, for example, this was done at the March 2013 Board meeting. At the same March Board meeting, the Committee generally decides if the performance targets were achieved for the just-completed fiscal year, and the extent to which there was over- or under-achievement for purposes of the deceleration/acceleration table.

The performance measures for which performance targets are established are set forth in the Bonus Plan and include both corporate and regional metrics. The performance measures we have customarily used for our NEOs, including fiscal 2014, are earnings per share (“EPS”), ROIC, regional profitability measured in dollars or euros, and regional profitability as a percentage of sales. The Committee believes that at present these metrics best define the Company’s financial health and they are the clearest drivers of shareholder value as aligned with our AOP and strategic direction. For each NEO, a combination and weighting of these performance measures is chosen based on the span of the NEO’s control and the relationship of that control to the performance measures. In order to align goals and maintain a cohesive team, all the NEOs, along with other top executives, have the performance measures of EPS and ROIC. We believe that these particular measures reflect metrics that are measurable and most positively affect shareholder value through shorter-term goals. EPS and ROIC are the only measures for our NEOs with global responsibility. For our NEO with primarily regional responsibility—our President, Europe—ROIC is calculated for the European region instead of globally. Our President, Europe also has two additional performance measures: regional profitability measured in euros and regional profitability as a percentage of sales. The Committee believes the measures of profitability as a percentage of sales and ROIC provide motivation to concentrate on achieving profitable revenue for the Company and its shareholders. These approaches align the measures with the Company’s strategy of focusing on profitable vendor and customer relationships and with the compensation philosophy of setting goals that are challenging to achieve.

ROIC is a non-GAAP metric and for fiscal 2014 was calculated as follows:

(Adjusted Operating Income or Contribution Margin / Net Sales * (1—Estimated Effective Tax Rate for Year)) divided by (Net Cash Days / 365)

The main adjustments we made to GAAP measures in our audited financial statements were with respect to adjusted operating income and earnings per share. Under the Bonus Plan, we started with operating income on a GAAP basis and made adjustments for (a) the add-back of stock compensation expense, (b) the impact of the Company’s deferred compensation plan and (c) certain unusual or one-time occurrences, including restatement-related expenses and gains associated with legal settlements with certain manufacturers of LCD flat panel displays. For earnings per share, we started with net income and weighted average shares outstanding on a GAAP basis. We made adjustments for certain unusual or one-time occurrences, including the adjustments noted above and the net benefits associated with the change in deferred tax valuation allowances primarily related to specific European jurisdictions.

We have used the combination and weighting of performance measures for our NEOs described in this Proxy Statement since fiscal 2009. The Committee believes that this consistency is an important factor in creating a culture with a shared understanding of the drivers of corporate performance and shareholder value.

Equity Awards–

The Committee grants equity incentives to our NEOs under the shareholder-approved Equity Plan. Equity incentives are designed to create a mutuality of interest with shareholders by motivating executives to manage the Company’s business so that the shareholders’ investment will grow in value over time. The equity incentives also motivate employees to remain with the Company by spreading the vesting of the grant over several years. This retention function is critical because the Company does not maintain a defined benefit pension plan and does not provide other post-retirement medical or life benefits for NEOs due to their costs.

Equity incentives are granted at the fair market value on the date of grant and are typically granted annually at our March Board and Committee meetings. The Committee may, however, also approve equity incentives at any scheduled Committee meeting during the year as it determines necessary to enhance retention, motivate our NEOs, reward exceptional performance, or otherwise address unusual circumstances. Equity incentives for new hires and promotions are made at the regularly scheduled quarterly Committee meeting following the quarter in which the hire or promotion occurred.

The decision of what type of equity to grant and the value of the award is based upon an evaluation of the Company’s annual operating plan, the desirability of long-term service from the executive officer, the perceived value to the executive, the dilutive effect to the shareholders, the effect of the accounting rules on expensing the award, and the number of equity incentive awards issued to other executive officers in the Company with approximately the same responsibility as the executive officer at issue. The value of the annual equity incentive award is typically set as a percentage of targeted total cash compensation.

The Company has used a variety of equity award vehicles over the years depending on the circumstances. In the past, the Company issued traditional stock options with multi-year vesting that are still outstanding and exercisable. The Company has also issued maximum value stock-settled stock appreciation rights (“MVSSARs”), or maximum value options. MVSSARs provide executives with the opportunity to benefit from the increase in our stock price from the award date to the date of exercise, but place a ceiling of $20 per share on the total gain that can be realized. The value cap significantly reduces the expense to the Company and allows a consistent calculation of the expense. The stock appreciation right that is part of the MVSSARs reduces the dilutive impact of the award. The Company also issues Restricted Stock Units (“RSUs”), which generally result in less dilution to the shareholders than other equity awards. In times of macroeconomic uncertainty, RSUs provide a retention value superior to MVSSARs or traditional stock option awards. In the past, the Committee has granted RSUs vesting based on performance, time, or a combination of these factors. Due to the Restatement, no equity awards were issued in fiscal 2014. However, as discussed in more detail below, the Committee took action following the end of the fiscal 2014 year to grant equity awards to our NEOs.

Executive Choice Program and Perquisites

The Company provides minimal perquisites and does not consider them to be a significant component of its compensation package.

Severance Plan

The Severance Plan provides our NEOs with base salary and a pro-rata portion of certain incentive compensation over a specified period if the Company terminates the NEO’s employment without cause. The severance period is determined based upon the NEO’s position held at termination and years of service to the Company. Based on their current positions and years of service, the continuation period as of January 31, 2014, for the receipt of base salary in the event of separation for Mr. Howells is 24 months, and for Mr. Tonnison and Mr. Vetter is 21 months. The employment agreements of Mr. Dutkowsky and Mr. Cano set their severance benefit period for base salary at 24 months. In addition, the Severance Plan provides that a participant whose employment is involuntarily terminated for reasons other than gross misconduct will receive the portion of his or her annual cash incentive that is based on the Company’s performance, prorated through the date of such participant’s separation, not to exceed the lesser of actual performance or 100%. Participants whose employment is severed due to a reduction in force also receive the prorated portion of his or her annual cash incentive that is based on their individual performance.

Stock Ownership Guidelines—

Our NEOs are required to accumulate and retain shares of Company stock, through owned shares or retention of stock awards, equal in value to a multiple of their base salary. As of fiscal 2014 year end, the target accumulations were two times base salary for Mr. Dutkowsky; one times base salary for Mr. Howells and Mr. Cano; and 0.5 times base salary for Mr. Tonnison and Mr. Vetter. There is no specified time within which the defined share ownership must be attained; however, until the ownership target is met, these executive officers are required to retain 50% of all of the net shares generated, after tax, for any exercise of equity incentive awards issued on or after March 31, 2005.

IRS Code Section 162(m)—

Section 162(m) of the Code imposes a limitation on the amount of compensation paid to each covered executive that can be deducted by the Company for federal income tax purposes. Compensation paid related to U.S. operations in excess of $1,000,000 is not deductible in the U.S. unless it meets criteria for exemption from the deduction limitation. Certain types of performance-based compensation are excluded from the limitations of Section 162(m). In structuring the overall compensation paid to the NEOs, the Committee considers the deduction limitation imposed by Section  162(m), but in some circumstances a portion of compensation may not be deductible.

Determination of Compensation for Fiscal 2014

Base Salary—

There were no base salary increases for NEOs for fiscal 2014.

Bonus—

The following table shows NEO bonus opportunities in fiscal 2014 (as a percentage of base salary) at 100% achievement of performance targets:

Target Bonus as a Percentage of Base Salary at 100% Achievement

Dutkowsky	100%
Howells	70%
Cano	85%
Tonnison	55%
Vetter	50%

The selected performance measures and weightings for fiscal 2014 are reproduced below:

Weighting of Performance Measures

Name	EPS	ROIC	Regional profitability measured in $/€	Regional profitability as % of sales
Dutkowsky	75%	25% (Worldwide)
Howells	75%	25% (Worldwide)
Cano	25%	25% (Europe)	25%	25%
Tonnison	75%	25% (Worldwide)
Vetter	75%	25% (Worldwide)

In fiscal 2014, the Committee approved performance targets it deemed to be especially stringent. Therefore, to enhance motivation to achieve these goals, the Committee authorized a change in the bonus acceleration table so that 100% achievement would result in 125% payout, instead of the usual 100% payout. For fiscal 2014, the deceleration and acceleration ranges set for the bonus were:

Deceleration & Acceleration of Cash Incentive Bonus Payments

Performance Measure	No payout if performance target is underachieved by:	Payout at 200% (maximum) if performance target is overachieved by:
EPS	50%	15%
Worldwide ROIC	50%	15%
Regional profitability (contribution margin) Europe in €	50%	15%
Regional profitability (contribution margin) Europe as %	50%	15%
European ROIC	50%	15%

The achievement levels were certified by the Committee in March 2014 based upon data provided by the Company’s human resources and finance departments. Performance target achievement and resulting payouts were as follows:

Fiscal 2014 Performance Measure Achievement (%) and Payout (%)

Performance Measure	Achievement %	Payout %
EPS	71%	61%
Worldwide ROIC	73%	63%
Regional profitability (contribution margin) Europe in €	59%	27%
Regional profitability (contribution margin) Europe as %	64%	42%
European ROIC	61%	33%

The following table shows how much of the bonus for each NEO was attributable to the performance measures applicable to that NEO and the associated achievement and payout with respect to that measure:

Fiscal 2014 Bonus Payout Amounts ($) by Performance Measure

Name	Total Bonus Payment	Amount attributable to EPS	Amount attributable to Worldwide ROIC	Amount attributable to Regional ROIC	Amount attributable to regional profitability measured in $/€	Amount attributable to regional profitability as % of sales
Dutkowsky	$636,525	$473,513	$163,012	N/A	N/A	N/A
Howells	$328,773	$244,575	$84,198	N/A	N/A	N/A
Cano	$295,527	$110,596	N/A	$59,831	$48,952	$76,148
Tonnison	$139,291	$103,619	$35,672	N/A	N/A	N/A
Vetter	$147,600	$109,800	$37,800	N/A	N/A	N/A

Equity Incentive Awards—

Due to the Restatement, no equity awards were issued in fiscal 2014. However, after the completion of the Restatement and related internal investigation in fiscal 2015, the Committee and Board considered whether to make a special grant of equity awards to those employees who would otherwise have been eligible to receive an annual grant in fiscal 2014. The Committee and Board considered, among other things, the important role equity awards play in aligning the interests of employees with shareholders and in employee retention as well as the targeted total direct compensation opportunity for our NEOs as compared to the total direct compensation opportunity provided to executives in the Company’s peer group. Based upon these considerations, the Committee approved the grant of the following equity awards on April 11, 2014:

Name	Award Type		Grant Date	Number of Units(#)(1)	Grant Data Fair Value of Awards ($)(2)
Dutkowsky	HREs	(3)	4/11/2014	39,050	2,380,488
Howells	RSUs		4/11/2014	11,714	714,085
Cano	RSUs		4/11/2014	11,398	694,822
Tonnison	RSUs		4/11/2014	3,665	223,418
Vetter	RSUs		4/11/2014	4,134	252,009

(1)	All RSUs vest 50% on April 11, 2015 and 50% on March 26, 2016.
(2)	These amounts represent the aggregate grant date fair value of the awards, computed in accordance with ASC Topic 718. The grant date fair value of the HREs and RSUs is $60.96 per unit.
(3)

These equity awards are hold-to-retirement (“HRE”) RSUs. These HRE RSUs vest 50% on April 11, 2015 and 50% on March 26, 2016. Vested shares will be delivered to Mr. Dutkowsky as soon as practical after, but not later than 10 days following, his “separation from service” as such term is defined under Section 409A of the Code; provided, however, in the event Mr. Dutkowsky is a “specified employee” (within the meaning of Section 409A of the Code) on the date of his separation from service, the shares to be delivered in settlement of the HREs shall be delivered on the first business day of the first calendar month that begins after the six-month anniversary of the separation from service or, if earlier, on the date of Mr. Dutkowsky’s death.

In addition to the above-described equity awards, the Committee and the Board considered and approved the grant of equity awards in respect of fiscal 2015 pursuant to its regular annual equity grant process.

Employment Agreement with Mr. Cano and his assignment to the United Kingdom.    In January 2014, Mr. Cano was assigned to Tech Data Limited, the Company’s United Kingdom subsidiary, to allow him to be more directly involved with the oversight of the Company’s United Kingdom operations in the wake of the

Restatement. Prior to Mr. Cano’s assignment to the UK the Company entered into an employment agreement with Mr. Cano that documented the change in his employment relationship to be with Tech Data Espana, S.L. (“TD Spain”), the Company’s Spanish subsidiary, instead of with the Company. The employment agreement is with the Company’s Spanish subsidiary because prior to the temporary assignment to the UK, that was Mr. Cano’s country of residence. The employment agreement is intended to approximate the employment terms and conditions that Mr. Cano would have received had his employment relationship remained with the Company and subject to United States and Florida employment laws, taking into consideration certain requirements of Spanish employment law. Mr. Cano’s employment agreement and assignment agreement are more fully described in the Company’s January 20, 2014 Current Report on Form 8-K.

CEO Compensation—The Committee reviews CEO compensation and provides a recommendation to the Board for approval in executive session outside of the presence of the CEO. Like the other NEOs, Mr. Dutkowsky received no CMI increase for fiscal 2014. Based upon the information provided by Exequity LLP, Mr. Dutkowsky’s base salary in March 2013 was 105.8% of the Selected Companies Peer Group median; his targeted total cash compensation was 91.9% of the Selected Companies Peer Group median; and his targeted total direct compensation was 90.0% of the Selected Companies Peer Group median. Beginning with fiscal 2009, there have been no terms of Mr. Dutkowsky’s Employment Agreement effective October 2, 2006 (“Employment Agreement”) applicable to the cash incentive bonus determination or dictating the type and size of equity awards. Mr. Dutkowsky’s bonus performance measures, weightings, and deceleration/acceleration schedule were set in concert with the other NEOs.

A summary of the most significant continuing provisions of Mr. Dutkowsky’s Employment Agreement include: the right to be nominated for election as a member of the Board, the right to reject compensation that would trigger Code Section 280G excise tax, an obligation of confidentiality and not-to-compete owed to the Company, setting the severance plan benefits period at 24 months, a definition of what constitutes “gross misconduct,” and a right to severance for a good cause termination by Mr. Dutkowsky, including the election to terminate within a 30-day period six months following a change in control of the Company. The full Employment Agreement is included as Exhibit 10-AAnn to our Form 10-Q for the quarter ended October 31, 2006 filed on December 6, 2006.

SUMMARY COMPENSATION TABLE

The following table presents information concerning compensation paid to or earned by our NEOs:

Nameand PrincipalPosition	Fiscal Year	Salary ($)(1)	Bonus ($)(1)	Stock Awards ($)(2)	Option Awards ($)	All Other Compensation ($)		Total ($)
(a)	(b)	(c)	(d)	(e)	(f)	(i)		(j)
Robert M. Dutkowsky	2014	1,074,807	636,525	0	0	32,152	(3)	1,743,484
Chief Executive Officer	2013	1,024,230	750,375	2,380,508	0	47,113		4,202,226
	2012	986,769	985,000	2,300,009	0	40,725		4,312,503
Jeffery P. Howells	2014	793,079	328,773	0	0	41,462	(4)	1,163,314
Executive Vice President and Chief Financial Officer	2013	755,759	387,578	714,060	0	31,153		1,888,550
	2012	729,148	508,768	689,939	0	32,633		1,960,488
Néstor Cano	2014	776,315	295,527	0	0	109,142	(5)	1,180,984
President, Europe	2013	766,118	433,924	694,880	0	73,549		1,968,471
	2012	752,615	498,355	677,888	0	149,758		2,078,616
John Tonnison	2014	427,680	139,291	0	0	18,615	(6)	585,586
Executive Vice President, Chief Information Officer	2013	400,320	164,205	473,411	0	25,673		1,063,609
David R. Vetter	2014	498,461	147,600	0	0	19,177	(7)	665,238
Senior Vice President, General Counsel and Secretary

Column lettering is consistent with lettering in Item 402(c)(1) of SEC Regulation S-K.

(1)

Includes amounts deferred at the applicable executive’s election under the 401(k) Savings Plan and Deferred Compensation Plan. There were no base salary increases for NEOs in fiscal 2014; however, the Salary amounts reported for fiscal 2014 show an increase from the Salary amounts reported for fiscal 2013 because salary increases in fiscal 2013 were effective for only the last nine months of that fiscal year and because there was an additional pay period in the month of January in fiscal 2014.

(2)

The amounts for each year represent the aggregate grant date fair value of the awards, computed in accordance with ASC Topic 718. See Item 8, Note 9-Employee Benefit Plans, of the Annual Report on Form 10-K for the fiscal year ended January 31, 2014. For the assumptions we used in valuing these RSUs in accordance with ASC Topic 718. Generally, the aggregate grant data fair value is the amount that the Company expects to expense in its financial statements over the award’s vesting schedule. These amounts reflect the Company’s accounting expense and do not correspond to the actual value that will be realized by the executive. The value that may be realized by the executive may be different from the accounting expense because it depends on the stock price at time of vesting and sale, which may be higher or lower than the stock price on the date of grant.

(3)

This amount is comprised of $20,000 earned pursuant to the Executive Choice Plan; contributions by the Company to Mr. Dutkowsky’s 401(k) Savings Plan ($5,167); and guest travel, food, lodging, participant activities, or gifts in connection with business-related events ($6,985, which includes $2,819 for tax reimbursement).

(4)

This amount is comprised of $20,000 earned pursuant to the Executive Choice Plan; contributions by the Company to Mr. Howells’ 401(k) Savings Plan ($5,888); and guest travel, food, lodging, participant activities, or gifts in connection with business-related events ($15,574, which includes $3,833 for tax reimbursement).

(5)

This amount is comprised of $20,000 earned pursuant to the Executive Choice Plan; $32,458 earned under a currency exchange rate protection arrangement; $25,254 for use of a Company leased automobile; and $31,430 in relocation and relocation-related expense reimbursements (including $6,735 for tax reimbursement).

(6)

This amount is comprised of $15,000 earned pursuant to the Executive Choice Plan; contributions by the Company to Mr. Tonnison’s 401(k) Savings Plan ($3,326); and participant activities in connection with business-related events ($289, which includes $79 for tax reimbursement).

(7)	This amount is comprised of $15,000 earned pursuant to the Executive Choice Plan, and contributions by the Company to Mr. Vetter’s 401(k) Savings Plan ($4,177).

GRANTS OF PLAN-BASED AWARDS

No equity awards were granted to NEOs during fiscal 2014.

Name	Award Type	Grant Date	All Other Stock Awards; Number of Shares of Stock or Units (#)	All Other Option Awards; Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
(a)		(b)	(i)	(j)	(k)	(l)
Dutkowsky	—	—	—	—	—	—
Howells	—	—	—	—	—	—
Cano	—	—	—	—	—	—
Tonnison	—	—	—	—	—	—
Vetter	—	—	—	—	—	—

Column lettering is consistent with lettering in Item 402(d)(1) of SEC Regulation S-K.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END

The following table sets forth, for each of the NEOs, the outstanding equity awards as of January 31, 2014.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)(1)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)
(a)	(b)	(c)	(e)	(f)	(g)		(h)
Dutkowsky					23,571	(2)	1,270,948
					33,045	(2)	1,781,786
Total	0				56,616		3,052,734
Howells	50,000		41.08	3/30/2014
					7,071	(2)	381,268
					9,912	(2)	534,455
Total	50,000				16,983		915,723
Cano					6,947	(2)	374,582
					9,646	(2)	520,112
Total	0				16,593		894,694
Tonnison					2,082	(2)	112,261
					6,572	(2)	354,362
Total	0				8,654		466,623
Vetter					1,518	(2)	81,851
					2,135	(2)	115,119
Total	0				3,653		196,970

Column lettering is consistent with lettering in Item 402(f)(1) of SEC Regulation S-K.

(1)	Option exercise price equal to the last sales price as quoted on NASDAQ on the date of grant.
(2)	The market value is based upon the last sales price of $53.92 on the last trading day in fiscal 2014.
(3)	Represents RSUs awarded in fiscal 2012 and 2013, which vest 25% on each of the first and second grant date anniversaries and 50% on the third grant date anniversary.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth, for each of the NEOs, information with respect to the exercise of stock options, MVSSARs and similar instruments, and vesting of other equity-based awards during fiscal 2014:

	Option Awards(1)		Stock Awards(2)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired upon Vesting (#)	Value Realized upon Vesting ($)
(a)	(b)	(c)	(d)	(e)
Dutkowsky(3)	26,119	522,380	51,497	2,418,552
Howells(4)	9,876	197,520	16,239	763,262
Cano(5)	9,846	196,920	16,061	754,694
Tonnison(6)	2,047	40,940	5,743	273,460
Vetter(7)	2,150	43,000	3,496	164,338

Column lettering is consistent with lettering in Item 402(g)(1) of SEC Regulation S-K.

(1)

MVSSARs are net share settled and the number of shares of common stock issued upon such settlement is determined based on the increase in value of the common stock over the exercise price, less taxes withheld. The number of shares reflected in the table represents the aggregate number of shares exercised before tax withholding.

(2)	RSUs are net share settled after withholding for taxes.
(3)

All the option awards were MVSSARs, and 6,592 shares of common stock were received upon net settlement. All the stock awards were time-vested RSUs and 32,919 shares of common stock were received upon net settlement.

(4)

All the option awards exercised were MVSSARs and 3,119 shares of common stock were received upon net settlement of the MVSSARs. All the stock awards were time-vested RSUs and 11,800 shares of common stock were received upon net settlement.

(5)

All the option awards were MVSSARs and 2,054 shares of common stock were issued upon exercise. All the stock awards were time-vested RSUs and 7,707 shares of common stock were received upon net settlement.

(6)

All the option awards were MVSSARs and 646 shares of common stock were issued upon exercise. All the stock awards were time-vested RSUs and 4,165 shares of common stock were received upon net settlement.

(7)

All the option awards were MVSSARs and 679 shares of common stock were issued upon exercise. All the stock awards were time-vested RSUs and 2,553 shares of common stock were received upon net settlement.

NON-QUALIFIED DEFERRED COMPENSATION PLANS

The Company maintains the Tech Data Corporation Deferred Compensation Plan (“Deferred Compensation Plan”) that provides executives and directors the opportunity to make pre-tax deferrals. The administrator for the Deferred Compensation Plan is Mezrah Consulting. Presently, participants may allocate deferrals among 15 different investment alternatives and this allocation can be changed at any time. The rate of return is based on the actual net performance of these investment alternatives less administrative expenses. Benefits payable under the Deferred Compensation Plan are dependent on and will be paid exclusively from the general assets of the Company. The Deferred Compensation Plan is deemed unfunded and participants are unsecured general creditors of the Company. Assets have been placed in a Rabbi trust to informally fund the plan. A Rabbi trust is an irrevocable trust designed to provide some assurance to the participants that future benefit obligations will be satisfied. Deferrals are made on a pre-tax basis, and the participants are taxed when they receive payments from the Deferred Compensation Plan.

The American Jobs Creation Act of 2004 changed the tax rules related to non-qualified deferred compensation plans, which administratively resulted in two separate plan documents, a pre-2005 Plan and a 2005+ Plan. The following table sets forth the contributions, earnings and balances for each NEO under the Company’s Deferred Compensation Plan for the fiscal year ended January 31, 2013 and includes a breakdown of the contributions made into the pre-2005 Plan and the 2005+ Plan.

	Executive contributions in last FY ($)	Registrant contributions in last FY ($)	Aggregate earning in last FY ($)(1)	Aggregate withdrawals/ distributions ($)	Aggregate balance at last FYE(1) ($)	Value of deferrals by Plan ($)
Name						Pre- 2005	2005 +
Dutkowsky	$0	$0	$1,295	$0	$953,442	$0	$953,442
Howells	$0	$0	($44)	$0	$6,047	$0	$6,047
Cano	$0	$0	$0	$0	$0	$0	$0
Tonnison	$0	$0	$0	$0	$0	$0	$0
Vetter	$0	$0	$15,441	$0	$233,472	$162,287	$71,185

(1)	None of the earnings reflected in the amounts were reported as compensation in previous years in the Summary Compensation Table.

The pre-2005 Plan and the 2005+ Plan differ primarily in the flexibility of payout options that are detailed in the following table:

	Pre-2005 Plan	2005+ Plan
Basic Distribution Options

• Retirement (the later of termination or reaching age 55 for employees, age 65 for directors) in a lump sum or installments of 5, 10 or 15 annual payments.

• In-service distributions (lump sum) at a specified date at least three calendar years after the initial year of deferral. This election may be modified once, at least 13 months prior to the distribution date.

• Retirement Separation of Services paid 13 months following the date of termination.

• Retirement and lump sum In-Service Distributions – same as pre-2005 Plan except participant may modify at least 12 months prior to the original payout date as many times as desired; however, such modification delays the distribution at least five years.

Separation of Service	No change from basic provision elected.

In-service payout options default to 13 months following separation from service for prior in-service distribution elections payable after the separation date. The participant has 30 days from the date of separation to elect one of the following:

• Lump sum payment following 13 months.

• Re-defer payment for at least five years following the 13 months in which the payment would normally be received.

Payouts may be deferred as many times as desired for a period of no less than five years from the previous payout date.

Retirement	No change from basic provision elected.	No change from basic provision elected.
Death

Prior to termination of employment with the Company, the beneficiary is entitled to the greater of 2.5 times the participant’s cumulative deferrals or their cumulative deferrals plus earnings credited to their account, both amounts reduced by any in service distributions. Following termination of employment the beneficiary is entitled to receive the account balance.

Same as pre-2005 Plan.
Change in Control	No change from basic provision elected.	Lump sum payment of vested balance.
Hardship Withdrawals	Allowed upon approval of plan administrator. Amount limited to expenses directly associated with the hardship and all related taxes.	Same as pre-2005 Plan however amount must be determined under regulations issued by the Secretary of the Treasury.
Unscheduled Withdrawals	Allowed with a 10% penalty.	Not allowed.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The information given in this section describes the additional or incremental payments that a NEO would receive or specific terms or conditions that would apply in the event of a termination or change in control. We do not include compensation that is unaffected by these events.

Termination/Severance—The Severance Plan provides benefits to our executives in the event of a Company-initiated, non-misconduct separation from the Company. The receipt of benefits under the Severance Plan is conditioned upon a participant executing a separation agreement, general release of claims, confidentiality agreement, and non-compete agreement to be in effect for the length of the severance period for which benefits are received. The Severance Plan establishes a severance period that provides the participant his or her regular base salary compensation for a stated period, based upon position held and years of service. Payments are made in bi-weekly installments along with the Company’s regular payroll payments. Based on their current positions and years of service, the benefit period to receive base salary for each of the NEOs in the event of termination (whether or not related to a change in control) would be as follows: Mr. Dutkowsky and Mr. Cano, 24 months, based upon the terms of their employment agreements; and, pursuant to the terms of the Severance Plan for each of the other NEOs as follows: Mr. Howells, 24 months; Mr. Tonnison and Mr. Vetter, 21 months.

A participant whose employment is involuntarily terminated for reasons other than gross misconduct will also receive the portion of his or her annual cash incentive that is based on the Company’s performance, prorated through the date of such participant’s termination. The cash incentive is paid at the prorated amount of actual performance, capped at the 100% level with no overachievement being paid. However, if the participant is employed by the Company through the end of the full fiscal year then the 100% cap does not apply because the cash incentive is considered fully earned. In such cases, the participant would be entitled to any applicable overachievement payment. The determination of cash incentives payable to a terminated employee is made at the same time as continuing employees, typically following the end of each fiscal year. Any payment is made in a lump sum at the time all cash incentive awards are paid.

Change in Control—If a change in control occurs and the NEO’s employment was terminated effective at a fiscal year-end, the NEO would receive the base salary and prorated cash incentive amounts stated above applicable to a termination under our Severance Plan. There are no plans or agreements to provide the cash incentive in the event of a change in control without termination of employment, except that Mr. Dutkowsky’s Employment Agreement allows him to receive the prorated portion of his cash incentive applicable under the Severance Plan if he is terminated in the thirty day period following six months after a change in control occurs. Equity awards in the event of change in control are covered under our Equity Plan and for Mr. Dutkowsky, in his Employment Agreement. No additional equity is granted, but vesting is accelerated and restrictions and conditions are deemed satisfied for all outstanding grants. In the event the NEO’s employment is terminated as a result of the change in control, he will have 90 days to exercise vested equity (including any accelerated vesting). We do not provide any gross-ups to any of our NEOs for the excise tax on so-called “parachute payments” in connection with a change in control.

The presentation of data in the table below is based on the assumption that the termination or change in control occurred on January 31, 2014, and assumes the highest amount of payout that could be made depending on the circumstances of the termination or change in control.

NEO	Severance period	Salary termination & change in control ($)		Cash Incentive ($)	Equity upon Termination	Equity upon change in control
Dutkowsky	24 months	2,070,000		636,525	No additional awards.	No additional awards. Vesting accelerates.
Howells	24 months	1,527,412		328,773	No additional awards.	No additional awards. Vesting accelerates.
Cano	24 months	1,652,136	(1)	295,527	No additional awards.	No additional awards. Vesting accelerates.
Tonnison	21 months	720,720		139,291	No additional awards.	No additional awards. Vesting accelerates.
Vetter	21 months	840,000		147,600	No additional awards.	No additional awards. Vesting accelerates.

(1)	The dollar value of the portion of Mr. Cano’s base salary that is paid in euros has been valued at the spot exchange rate as of January 31, 2014.

Retirement—Retirement is considered a voluntary separation initiated by the executive and is not covered by the Severance Plan. The Company does not have a specific plan for the retirement of its executives, nor do we provide post-retirement medical or life benefits. Each separate benefit plan describes the impact of retirement on the benefits provided under that plan. For equity awards, an executive who has reached retirement age will have one year to exercise only those awards that have vested at the time of the retirement. Mr. Dutkowsky, Mr. Howells, Mr. Cano and Mr. Vetter meet our retirement age qualification of 65 when adding their current age and completed years of service.

Deferred Compensation—The Deferred Compensation Plan is not automatically terminated by a change in control, and will be continued if the successor entity agrees to continue the Deferred Compensation Plan. For both termination of employment and change in control, see the table in the NON-QUALIFIED DEFERRED COMPENSATION PLANS section above.

COMPENSATION POLICIES AND PRACTICES AND RISK MANAGEMENT

The Company’s compensation policies for all employees, including NEOs, address risk in the same manner. A cap on cash incentive bonuses reduces the risk that disproportionately large bonuses could lead to an undesirable focus on short-term results. The bonus target amounts are consistent across the Company with different weightings depending on the employee’s role. There are separate performance measures designed to focus on revenue generation, profitability, and ROIC that counterbalance each other and reduce the incentive to focus on just one goal. In establishing bonus performance measures, the Compensation Committee evaluates the employees bonused on each measure, the rationale for each measure, the risks and risk level associated with each measure, and risk mitigators for each measure. The Company’s employees do not engage in, and are not compensated for, proprietary trading of financial instruments, derivatives, or otherwise.

The Compensation Committee annually considers compensation policies and risk management. In fiscal 2015, Exequity LLP, the Compensation Committee’s independent compensation consultant, prepared a Compensation Program Risk Assessment. Based upon its review, Exequity concluded that there are no indications that the Company’s compensation program motivates behavior that induces excessive risk taking. In addition, Exequity noted the following risk-mitigating features of the Company’s compensation plans:

Features	Annual Incentives	Long-Term Incentives	Other Programs

Annual opportunity	✓	✓
Goals based on operating plan	✓	✓
Multiple measures	✓	✓
Wide incentive zone around goal	✓	✓
Limits on award payouts	✓	✓
Board approval of payouts/grants	✓	✓
Multi-year/back-loaded vesting		✓
Stock ownership guidelines			✓
Retention requirement			✓
Insider trading policy			✓

PROPOSAL NO. 4

ADVISORY VOTE TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION

Following the voice of our shareholders, the Company has adopted a policy to submit the compensation of our NEOs to our shareholders for an advisory, non-binding, vote on an annual basis. The Company’s Corporate Governance Principles provide:

The Board values the input of shareholders regarding the compensation practices of the Company. Each year, the Board will approve a proxy that gives shareholders the opportunity to vote, on a non-binding, advisory basis, to ratify the compensation of the Company’s named executive officers as shown in the summary compensation table and related notes contained in the proxy.

Similarly, Regulation 14A under the Exchange Act was revised following the recent enactment of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 to require that the Company seek an advisory, non-binding, shareholder vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement. Accordingly, as required by SEC rules, we are providing our shareholders with the opportunity to cast an advisory, non-binding, vote to approve the compensation of our NEOs as disclosed in this Proxy Statement in accordance with SEC rules.

We believe that our compensation policies and procedures align with the long-term interests of our shareholders. The Company’s compensation program is guided by a carefully considered philosophy that total executive compensation should vary based on achievement of defined financial and non-financial goals and objectives, both individual and corporate, and should be focused on long-term strategies to build shareholder value. The Committee acts diligently to provide compensation opportunities that are competitive and that emphasize performance with a long-term perspective. We recognize that our place in the distribution channel is one with very low margins and our compensation program reflects this business reality. We believe that our philosophy and practices have resulted in executive compensation decisions that are appropriate and that have benefitted the Company over time.

We invite you to consider the details provided in the COMPENSATION DISCUSSION AND ANALYSIS, as well as the tables and other information that follow the SUMMARY COMPENSATION TABLE. These will present you with the breadth of the considerations that are taken into account when setting compensation and details of the valuation of the elements of the compensation program as a whole. The Summary Compensation Table and its footnotes allow you to view the trends in compensation and application of our philosophies and practices for the last three years.

Because your vote is advisory, it will not be binding. However, the Committee and the Board will take into account the outcome of the vote when considering future executive compensation arrangements.

THE BOARD UNANIMOUSLY RECOMMENDS THAT THE SHAREHOLDERS VOTE, ON AN ADVISORY, NON-BINDING, BASIS, TO APPROVE THE NAMED EXECUTIVE OFFICER COMPENSATION FOR FISCAL 2014 AS DISCLOSED IN THIS PROXY STATEMENT PURSUANT TO THE COMPENSATION DISCLOSURE RULES OF THE SEC, INCLUDING THE COMPENSATION DISCUSSION AND ANALYSIS, THE SUMMARY COMPENSATION TABLE AND OTHER TABULAR INFORMATION AND RELATED NOTES.

PROPOSAL NO. 5

TO APPROVE THE MATERIAL TERMS OF THE PERFORMANCE MEASURES FOR PERFORMANCE-BASED AWARDS UNDER THE 2009 EQUITY INCENTIVE PLAN

The Board recommends to the shareholders for approval, the material terms of the performance measures applicable to performance-based awards under the 2009 Equity Incentive Plan of Tech Data Corporation (the “2009 Equity Plan”).

The 2009 Plan was approved by the Board of Directors of the Company on March 24, 2009, and filed as Exhibit 10-BBe to the Company’s 10-Q for the Quarter Ended July 31, 2009, as filed with the Securities and Exchange Commission (the “SEC”) on September 1, 2009. The 2009 Equity Plan was initially approved by the Company’s shareholders at the Company’s Annual Meeting of Shareholders on June 10, 2009.

The Company is not currently proposing any amendments or alterations to the 2009 Equity Plan. In order to preserve the opportunity for the Company to certain types of equity compensation awards that could qualify for the performance exception from the limits on our tax deductions for cash incentive compensation under Section 162(m) of the Code (“Section 162(m)”), as more fully described below, the Company is seeking shareholder re-approval of the material terms of the performance measures applicable to performance-based awards under the 2009 Equity Plan.

Section 162(m) of the Code

Section 162(m) limits the deductibility of certain executive compensation paid to the Company’s Chief Executive Officer and the Company’s three highest compensated officers (other than the Chief Financial Officer) as determined pursuant to the executive compensation disclosure rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). These officers are referred to as “covered employees.” An exemption from this limitation (the “Performance Exception”) applies to “performance-based” compensation as defined in the regulations under Section 162(m).

The 2009 Equity Plan gives the Compensation Committee of the Board or another committee of independent directors appointed by the Board (the “Committee”) the ability to grant option rights or stock appreciation rights, restricted stock, restricted stock units, and other stock-based awards that are designed to qualify for the Performance Exception (“Qualified Performance-Based Awards”). Under Section 162(m), options and stock appreciation rights granted with an exercise price equal to fair market value at grant generally meet the Performance Exception because their value is based solely on any increase in the value of the Company’s Common Stock after the date of grant. Other Qualified Performance-Based Awards would not qualify for the Performance Exception unless they meet certain additional criteria set forth in Section 162(m), including that they are granted subject to achievement of performance measures specified in the Plan. One of the requirements of the Performance Exception is shareholder approval of the performance measures pursuant to which the compensation is paid. Because the 2009 Equity Plan allows the Committee to retain flexibility to choose appropriate business and financial goals and to change the target level of these goals each year, the 162(m) regulations require that the performance measures under the 2009 Equity Plan (the “Performance Measures”) be resubmitted to shareholders for approval every five years. The material terms of the Performance Measures for awards that may be designated as Qualified Performance-Based Awards other than option rights and appreciation rights under the Plan were last approved on June 10, 2009, at the same time that the 2009 Equity Plan was approved by the Company’s shareholders. Therefore, the Board is asking for and recommending shareholder approval of the material terms of the Performance Measures at the Annual Meeting of Shareholders. These Performance Measures, and the general provisions of the 2009 Equity Plan, are summarized in greater detail below.

SUMMARY OF THE 2009 EQUITY PLAN

A summary of the principal features of the 2009 Equity Plan is provided below, but is qualified in its entirety by reference to the full text of the 2009 Equity Plan.

The 2009 Equity Plan has a ten-year term. The total number of shares of Company Common Stock reserved for issuance under the 2009 Equity Plan during its term, referred to under the 2009 Equity Plan as the Aggregate Share Limit, is four million (4,000,000) shares. As of January 31, 2014 awards were outstanding in respect of 313,392 shares of Common Stock under the 2009 Equity Plan. Under the share counting provisions of the 2009 Equity Plan, the number of shares of Common Stock to which an award relates will be counted against the Aggregate Share Limit at the time of the grant of the award. If any award under the 2009 Equity Plan is cancelled by mutual consent or terminates, expires or is forfeited for any reason without having been exercised or settled in full, or if shares of Common Stock pursuant to an award are forfeited pursuant to the restrictions applicable to the award, or if an award is settled in the form of cash, cash equivalents or other property other than shares of Common Stock, the number of shares will again be available for purposes of the 2009 Equity Plan. However, the following shares of Common Stock will not become available for purposes of the 2009 Equity Plan: (i) shares of Common Stock previously owned or acquired by the Participant that are delivered to the Company, or withheld from settlement of an award, to pay the exercise price; (ii) shares of Common Stock that are delivered or withheld for purposes of satisfying an income tax or social insurance contribution withholding obligation; or (iii) shares of Common Stock reserved for issuance upon the grant of an SAR that exceed the number of shares actually issued upon exercise.

Administration and Eligibility

The 2009 Equity Plan is administered by the Committee. The Committee has full power and authority to operate and administer the 2009 Equity Plan in accordance with its terms, including the power to: select Participants; establish guidelines and overall numbers of and limits of awards; establish the types of, and the terms and conditions of, all awards made under the 2009 Equity Plan; make grants of awards; establish performance goals, performance measures and performance periods; reduce the amount of any award; prescribe the form(s) of award agreements; determine whether, to what extent and under what circumstances an award may be settled, cancelled, forfeited, accelerated, exchanged, deferred or surrendered; construe and interpret the 2009 Equity Plan; promulgate, amend and rescind rules and regulations relating to the implementation, operation and administration of the 2009 Equity Plan; accelerate the date on which any award may be exercised or vested; delegate certain authority under the 2009 Equity Plan; and make all other determinations for the administration and operation of the 2009 Equity Plan.

Except in connection with a corporate transaction and as permitted by the rules and regulations of the Code and the SEC, the Committee may not lower the exercise price of a stock option or a SAR, nor grant any award or provide cash in replacement of a cancelled stock option or SAR that had been granted at a higher exercise price, without the prior approval of the Company’s shareholders.

Types of Awards and Individual Limits

The 2009 Equity Plan permits the issuance of stock options, stock appreciation rights (“SARs”), restricted stock and restricted stock units, performance awards, and other stock based awards, including awards that are intended to qualify as Qualified-Performance Based Awards. Eligible Participants in the 2009 Equity Plan include all employees and non-employee directors of the Company and employees of any corporation or entity in which the Company owns a 50% interest. As of the end of fiscal year 2014, approximately 196 employees and 7 non-employee directors were eligible to participate in the 2009 Equity Plan.

In addition to the Aggregate Share Limit noted above, the 2009 Equity Plan contains various individual limits on the number of shares of Common Stock that may apply to various types of awards, including:

•

the maximum number of shares of Common Stock in respect of which stock options may be granted to any individual employee during any fiscal year is three-hundred thousand (300,000) shares, and for incentive stock options (“ISOs”), the aggregate fair market value as of the date of grant shall not exceed $100,000, or such other limit as may exist from time to time under the Code;

•	the maximum number of SARs that may be granted to any individual during any fiscal year is three-hundred thousand (300,000) shares, and no SAR may vest during the first year after the date of grant;

•

the maximum number of shares of Common Stock that may be issued to any individual employee as restricted stock and restricted stock units during any fiscal year shall not exceed seventy-five thousand (75,000) shares, and the maximum value of shares of Common Stock any employee or outside director may receive during any fiscal year shall not exceed two million five hundred thousand dollars ($2,500,000), determined using the fair market value as of the date of grant.

•

the maximum number of shares of Common Stock that may be the subject of performance awards (“Performance Awards”) made to any individual employee in respect of any performance period or during any fiscal year shall be seventy-five thousand (75,000) shares, and the maximum value any employee may receive during any fiscal year shall not exceed two million five hundred thousand dollars ($2,500,000), determined using the fair market value as of the end of the performance period or periods or as of the date or dates of the payment, whichever is higher; and

•	Unless the Committee determines otherwise to address specific considerations, other stock based awards granted to Participants shall have a vesting period of not less than one year.

Performance Measures Applicable to Performance Awards under the 2009 Equity Plan

As noted above, the Committee may grant awards under the 2009 Equity Plan that are intended to qualify for the Performance Exception. These awards may be settled in cash or shares of Common Stock. Any awards other than options or SARs that are intended to qualify for the Performance Exception will be granted subject to achievement of specified performance goals, established by reference to the list of Performance Measures specified in the 2009 Equity Plan, during a pre-established performance period of at least one year (the “Performance Period”).

In establishing the Performance Goals for awards other than options or SARs that are intended to qualify for the Performance Exception, the Committee will use any one, or any combination, of the following Performance Measures:

•	cumulative net income per diluted share;

•	cumulative net income;

•	return on sales;

•	total shareholder return;

•	return on assets;

•	economic value added;

•	cash flow;

•	return on equity;

•	return on capital employed;

•	cumulative operating income (which shall equal consolidated sales minus cost of goods sold and selling, general and administrative expense); and

•	achievement of explicit strategic objectives or milestones.

Performance Goals may include minimum, maximum and target levels of performance, with the size of the Performance Award based on the level attained. Once established by the Committee and specified in the applicable award agreement, and if and to the extent provided in the award agreement, Performance Goals and Performance Measures in respect of any Performance Award may not be changed. The Committee may, in its discretion, eliminate or reduce (but not increase) the amount of any Performance Award that would otherwise be payable to a Participant upon attainment of any Performance Goal.

Any performance criteria may be used to measure the performance of the Company as a whole or any region of the Company and may be measured relative to a peer group or index. Performance criteria shall be calculated in accordance with the Company’s financial statements, Generally Accepted Accounting Principles or an objective methodology established by the Committee prior to the issuance of an award that is consistently applied.

Amendment of the 2009 Equity Plan

The Board or the Committee has the right and power to amend the 2009 Equity Plan, however, neither the Board nor the Committee may amend the 2009 Equity Plan in a manner that would impair or adversely affect the rights of the holder of an award without the holder’s consent. The 2009 Equity Plan further provides that the Company will obtain shareholder approval of any material amendment of the 2009 Equity Plan to the extent necessary to comply with applicable laws, regulations or stock exchange rules.

Term and Termination of the 2009 Equity Plan

The 2009 Equity Plan will terminate on June 10, 2019, unless earlier terminated by the Board.

Change in Control

On a change in control of the Company, except as the Board comprised of a majority of continuing directors may expressly provide otherwise, (i) all stock options issued under the 2009 Equity Plan then outstanding shall become fully exercisable, (ii) all restrictions and conditions in respect of all restricted stock and restricted stock unit grants then outstanding shall be deemed satisfied and (iii) all performance awards and other stock based awards shall be deemed to have been fully earned, at the maximum amount of the award opportunity specified in the award agreement.

Adjustments

If there is any change in the number, class, market price or terms of the Common Stock other than a regular cash dividend, the Board shall make such substitution or adjustment in the number of or class of shares that may be issued under the 2009 Equity Plan in the aggregate or to any one Participant in any calendar year and in the number, class, price or terms of shares subject to outstanding awards granted under the 2009 Equity Plan as it deems appropriate. In the event of a corporate transaction involving the Company that results in the Company’s outstanding Common Stock being converted into or exchanged for different securities, cash, or other property, there shall be substituted on an equitable basis as determined by the Committee the number and kind of shares of stock, other securities, cash, or other property to which holders of Common Stock of the Company are entitled pursuant to the transaction.

U.S. Federal Income Tax Consequences

The following is a brief summary of the expected U.S. federal income tax consequences for participants and the Company of the principal types of awards available for issuance under the 2009 Equity Plan.

Stock Options.    With respect to a stock option that is not intended to qualify as an incentive stock option (an “NQO”), a Participant generally does not recognize taxable income upon grant of the award. Upon exercise of the award, the Participant will recognize taxable income on the amount by which the fair market value of the underlying shares exceeds the exercise price, and the Company will be entitled to a corresponding deduction, subject to the deduction limit discussed below. In respect of stock options that are intended to qualify as incentive stock options or “ISOs”, a Participant does not generally recognize taxable income upon the grant or upon the exercise of an ISO. Upon the sale of ISO shares, the Participant recognizes income in an amount equal to the difference, if any, between the exercise price of the ISO shares and the fair market value of those shares on the date of sale. The income is taxed at long-term capital gains rates if the Participant has not disposed of the stock within two years after the date of the grant of the ISO and has held the shares for at least one year after the date of exercise and the Company is not entitled to a federal income tax deduction. The holding period requirements are waived when a Participant dies.

Restricted Stock.    A Participant who receives an award of restricted stock does not generally recognize taxable income at the time of the award. Instead, the Participant recognizes ordinary income in the first taxable year in which his or her interest in the shares becomes either: (i) freely transferable; or (ii) no longer subject to substantial risk of forfeiture. The amount of taxable income is equal to the fair market value of the shares less the cash, if any, paid for the shares. A Participant may elect to recognize income at the time he or she receives restricted stock in an amount equal to the fair market value of the restricted stock (less any cash paid for the shares) on the date of the award. The Company is entitled to a corresponding deduction when the Participant recognizes income, subject to the deduction limit discussed below.

RSUs, SARs, Performance Awards and Other Stock-Based Awards.    In the case of an exercise of a SAR or an award of restricted stock units, performance awards, or other stock-based awards, the Participant will generally recognize ordinary income in an amount equal to any cash received and the fair market value of any shares received on the date of payment or delivery, and the Company will receive a federal income tax deduction in an amount equal to the ordinary income that the Participant has recognized, subject to the deduction limit discussed below.

Million Dollar Deduction Limit

As noted above, under Section 162(m), the Company may not deduct compensation in excess of $1,000,000 that is paid to any covered employee, unless the compensation qualifies as performance-based compensation pursuant to the Performance Exception.

New Plan Benefits

The following tables set forth the amount of options and SARs previously received under the 2009 Equity Plan by each current director and named executive officer; all current executive officers as of January 31, 2014 as a group; all current directors as of January 31, 2014, who are not executive officers, as a group; each nominee for election as a director; each other person who received or is to receive 5% of such option rights; and all employees, including all current officers who are not executive officers as of January 31, 2014, as a group.

Name and Principal Position	Date of Grant	Exercise Price $	Number of Options and SARs Granted	Number of Options and SARs Outstanding
Executive Officers
Robert M. Dutkowsky,
Chief Executive Officer
Total
Jeffery P. Howells,
Executive Vice President and Chief Financial Officer
Total
Nestor Cano,
President, Europe
Total
John Tonnison,
Executive Vice President, CIO
Total
David R. Vetter,
Senior Vice President and General Counsel
Total
Named Executive Officers Total			0	0
Executive Officers Total			0	0
Current Outside Directors
Steven A. Raymund
Charles E. Adair	06/10/2009	31.63	4,635
Harry J. Harczak Jr.	06/10/2009	31.63	4,635
Kathleen Misunas	06/10/2009	31.63	4,635
Thomas I. Morgan	06/10/2009	31.63	4,635
Patrick G. Sayer
Savio W. Tung
David M. Upton	06/10/2009	31.63	4,635
Outside Directors Total			23,175
5% Holders – [None]
—	—	—	—	—
All Other Employees as a Group (Excluding Executive Officers)
	06/10/2009	31.63	26,577	6,463
	09/01/2009	37.66	5,536	3,652
	12/01/2009	42.31	5,431	718
	03/23/2010	45.72	17,799	8,899
	03/22/2011	48.79	12,882	3,220
	03/20/2012	54.03	6,236	6,236
All Other Employees Total			74,461	29,188

Future benefits under the 2009 Equity Plan are not currently determinable. The Committee has discretionary authority to grant awards pursuant to the 2009 Equity Plan and there is no provision for automatic grants.

Equity Compensation Plan Information

The number of shares issuable upon exercise of outstanding share-based equity incentives granted to employees and non-employee directors, as well as the number of shares remaining available for future issuance, under our equity compensation and equity purchase plans as of January 31, 2014 are summarized in the following table:

Plan category	Number of shares to be issued upon exercise of outstanding equity-based incentives	Weighted average exercise price per share of outstanding equity-based incentives(1)	Number of shares remaining available for future issuance under equity compensation plans(3)
Equity compensation plans approved by shareholders for:
Employee equity compensation(2)	598,992	$20.27	3,043,947
Employee stock purchase	0	0	516,462
Non-employee directors’ equity compensation	15,000	32.69	0

Total	613,992	$20.58	3,560,409

(1)

The calculation of the weighted average exercise price includes restricted stock awards that do not have an exercise price. Excluding the restricted stock awards, the weighted average exercise price of outstanding options and MVSSARs would be $38.31 per share for equity compensation plans approved by security holders.

(2)

The equity-based incentives outstanding include 11,467 MVSSARs at an average exercise price of $38.39. Assuming the maximum cap of $20 per share is reached, the maximum number of shares that would be issued from the exercise of MVSSARs would be approximately 4,000 shares. The total of equity-based incentives outstanding also includes 22,859 shares outstanding for non-employee directors.

(3)	All employee and non-employee director share-based equity incentive awards are issued under the shareholder-approved 2009 Equity Incentive Plan of Tech Data Corporation.

APPROVAL OF THE PROPOSAL

The affirmative vote of a majority of the votes cast will satisfy this shareholder approval requirement.

Nothing in the 2009 Equity Plan or this Proxy Statement is intended to guarantee that the Company will seek to ensure that its compensation qualifies as performance-based compensation, and no guarantee can be given that the terms of the 2009 Equity Plan do, in fact, comply with the requirements for performance-based compensation, as they exist today or as they may change from time to time.

If shareholders do not reapprove the Performance Measures, management and the Committee will examine available alternatives, including granting compensation to covered employees that does not qualify for the Performance Exception.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE PERFORMANCE MEASURES FOR PERFORMANCE BASED AWARDS UNDER THE 2009 EQUITY INCENTIVE PLAN.

OTHER MATTERS

Management knows of no matter to be brought before the meeting that is not referred to in the Notice of Annual Meeting of Shareholders. If any other matters properly come before the meeting, it is intended that the shares represented by proxy will be voted with respect thereto in accordance with the judgment of the persons voting them.

SHAREHOLDER COMMUNICATIONS

Shareholders may communicate with members of the Board of Directors by utilizing the Company’s Ethics Line that is available seven days a week, 24 hours a day. You may dial a toll-free number 1-866-TD ETHIC (1-866-833-8442) and at the voice prompt use the toll-free Ethics Line. You may also access the Ethics Line by going to www.techdataethicsline.com. All calls and webline reports will be received by an independent, third-party provider, Global Compliance Services. A report will be provided to the General Counsel’s Office who will communicate with the Audit Committee. Shareholders may also send written correspondence to any Board member through the Chairman of the Board, c/o Tech Data Corporation at 5350 Tech Data Drive, Clearwater, Florida 33760 or to the Company at 5350 Tech Data Drive, Clearwater, Florida 33760.

SOLICITATION OF PROXIES

In addition to the solicitation of proxies by mail, proxies may be solicited by telephone, facsimile, or in person by regular employees of the Company. The Company has retained Phoenix Advisory Partners to assist in the solicitation of proxies for a fee of approximately $7,500 plus out-of-pocket expenses. All expenses of this solicitation, including the cost of preparing and mailing these Proxy Materials, and the reimbursement of brokerage houses and other nominees for their reasonable expenses in forwarding Proxy Materials to beneficial owners of stock, will be paid by the Company.

SUBMISSION OF SHAREHOLDER PROPOSALS

Shareholders that want to present a proposal for possible inclusion in the Company’s 2015 Proxy Statement pursuant to the rules of the SEC should send the proposal to:

David R. Vetter, Secretary

Tech Data Corporation

5350 Tech Data Drive

Clearwater, Florida 33760

Proposals must be received no later than December 25, 2014 to be eligible for inclusion in the proxy materials for the 2015 Annual Meeting of Shareholders.

Shareholders who want to bring a nominee for director or other business before the 2015 Annual Meeting of Shareholders other than through a shareholder proposal pursuant to the SEC’s rules must notify the Secretary of the Company in writing and provide the information required by the provision of the Bylaws dealing with advance notice of shareholder proposals. The Bylaws are available on the Corporate Governance section of the Investor Relations area of our website at www.techdata.com/investor. The shareholder notice must be delivered to and received at the address above no earlier than February 4, 2015 and no later than March 6, 2015. If the date of the annual meeting is moved more than 30 days before or 60 days after the anniversary of the prior year’s annual meeting, then notice of a shareholder proposal that is not intended to be included in the Company’s proxy statement under the SEC rules must be received no later than the close of business on the later of the 90th day prior to the annual meeting and the 10th day following the day on which notice of the annual meeting was mailed or publicly announced by the Company.

EXHIBIT A

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

TECH DATA CORPORATION

ARTICLE I

Name and Address

The name of the Corporation is: TECH DATA CORPORATION

The Corporation’s principal office address is: 5350 Tech Data Drive, Clearwater, Florida 33760

ARTICLE II

Nature of Business

The Corporation shall enjoy all rights, powers and privileges conferred upon the corporations by the constitution and laws of the State of Florida.

ARTICLE III

Authorized Capital Stock

The total number of shares of capital stock that the Corporation may issue is 200,000,000 shares of Common Stock having a par value of $.0015 per share.

ARTICLE IV

Common Stock

Each share of Common Stock shall be entitled to one vote on all matters submitted to a vote of the shareholders. Each share of Common Stock shall be entitled to share equally in dividends declared and paid by the Corporation from legally available funds. In the case of voluntary or involuntary liquidation, distribution or sale of assets, dissolution, or winding up of the Corporation, holders of the Common Stock are entitled to receive a pro rata share of the amount distributed.

ARTICLE V

Shareholder Votes on Certain Matters

(a) The affirmative vote of a majority of all the shares of Common Stock outstanding and entitled to vote shall be required to approve any of the following:

(i)	any merger or consolidation of the Corporation with or into any other corporation except in the case of a merger into the Corporation of a subsidiary of the Corporation 90% or more of which is owned by the Corporation and which does not require a vote of shareholders of either corporation pursuant to the laws of the State of Florida;

(ii)	any share exchange in which a corporation, person, or entity acquires the issued or outstanding shares of stock of this Corporation pursuant to a vote of ~~stock~~shareholders of the Corporation;

(iii)	any sale, lease, exchange or other transfer of all, or substantially all, of the assets of this Corporation to any other corporation, person or entity; or

(iv)	any amendment to these Articles of Incorporation.

Such affirmative votes shall be in lieu of the vote of shareholders otherwise required by law.

(b) Nominees for director shall be elected to the Board of Directors if the number of votes cast “for” that nominee exceed the number of votes cast “against” that nominee (excluding abstentions) at any meeting for the election of directors at which a quorum is present; provided that, if the number of nominees for director exceeds the number of directors to be elected, directors shall be elected by a plurality of the votes cast at any meeting of shareholders for the election of directors at which a quorum is present, in each case subject to and in accordance with such other limitations and procedures as may be specified in the Bylaws.

(c) Shareholder approval shall be required for all matters requiring shareholder approval by any applicable listing requirements of the securities exchange or exchanges on which securities issued by the Corporation are listed.

ARTICLE VI

Term of Existence

The Corporation shall have perpetual existence unless sooner dissolved according to law.

ARTICLE VII

Board of Directors

The business and the affairs of the Corporation shall be managed by, or under the direction of, a Board of Directors comprised as follows:

(i)	The number of directors shall consist of not less than one nor more than thirteen members, the exact number of which shall be fixed from time to time in accordance with the Bylaws of the Corporation.

~~(ii)~~	~~The members of the Board of Directors elected at the 1986 annual meeting of shareholders were divided into three classes, designated as Class I, Class II, and Class III as specified in the resolution adopted by shareholders at such meeting. Each Class shall consist, as nearly as may be possible, of one third of the total number of directors elected at the 1986 annual meeting of shareholders shall be deemed elected for a three year term, Class II directors for a two year term, and Class III directors for a one year term. At each succeeding annual meeting of shareholders, successors to the Class of directors whose term expires at that annual meeting of shareholders shall be elected for a three year term. If the number of directors has changed, any increase or decrease shall be appointed among the Classes so as to maintain the number of directors in each Class as nearly equal as possible, and any additional director of any Class elected to fill a vacancy resulting from an increase in such a Class shall hold office until the next meeting of shareholders for the election of directors at which time they shall stand for election for the remaining term of such Class, unless otherwise required by law, but in no case shall a decrease in the number of directors in a Class shorten the term of an incumbent director.~~

~~(iii)~~(ii)	Directors nominated for election at an annual meeting of shareholders shall be elected for a term expiring at the next annual meeting of shareholders. A director appointed to fill a vacancy of the Board of Directors shall hold office until the next annual meeting of shareholders.

~~(iv)~~(iii)	A director shall hold office until the date of the annual meeting of shareholders upon which his/her term expires and until his/her successor shall be elected and qualified, subject, however, to his/her prior death, resignation, retirement, disqualification or removal from office. A director may be removed from office only for cause and at a meeting of shareholders called expressly for that purpose by a vote of the holders of a majority of the shares cast that are entitled to vote at an election of directors.

ARTICLE VIII

No Pre-emptive Rights

The shareholders do not have pre-emptive rights to acquire authorized and unissued shares or treasury shares of the capital stock of the Corporation.

************

IN WITNESS WHEREOF, the undersigned have executed these Amended and Restated Articles of Incorporation this ~~10~~ 4th day of June, ~~2009~~ 2014. These Amended and Restated Articles were adopted by the shareholders on the ~~10~~ 4th day of June, ~~2009~~ 2014. The numbers of votes cast for the amendments by the shareholders were sufficient for approval.

David R. Vetter, Secretary

TECH DATA CORPORATION

P.O. BOX 6260

CLEARWATER, FL 33758

Internet and telephone voting are available 24 Hours a Day, 7 Days a Week. Your Internet or telephone vote is valid under Florida law and authorizes the named proxies to vote the shares in the same manner as if you marked, signed and returned your proxy card.

VOTE BY INTERNET - www.proxyvote.com

You may vote online at www.proxyvote.com by following the instructions provided in the E-Proxy Notice or by following the instructions on the proxy card. You will need the information in the box marked by the arrow contained on your E-Proxy notice or proxy card in order to vote online. Voting on the Internet has the same effect as voting by mail or telephone. Internet voting will be available until 11:59 p.m. Eastern Daylight Time on June 3, 2014.

VOTE BY PHONE - 1-800-690-6903

You may vote by telephone at 1-800-690-6903. You will need the information in the box marked by the arrow contained on your E-Proxy notice or proxy card in order to vote by telephone. Telephone voting will be available until 11:59 p.m. Eastern Daylight Time on June 3, 2014.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

A mailed proxy must be received on or before June 3, 2014.

If you vote by Internet or by telephone, you do NOT need to mail back your proxy card.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to help us try to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or accessing them by way of the Internet. To sign up for electronic delivery, please follow the instructions above under Vote By Internet and, when prompted, indicate that you agree to receive e-mail delivery or access proxy materials by way of the Internet in future years.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M73089-P50178 KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.	DETACH AND RETURN THIS PORTION ONLY

   TECH DATA CORPORATION

The Board of Directors recommends you Vote FOR the following proposals:

The Board recommends a Vote FOR Proposal 1.		For	Against	Abstain
1.	To approve an amendment to Tech Data Corporation’s articles of incorporation to declassify its Board of Directors.	☐	☐	☐
The Board recommends a Vote FOR Proposal 2.
2.

To elect seven directors, named in the Proxy Statement as Class I and Class III directors, to serve annual terms if the proposal to declassify Tech Data Corporation’s Board of Directors is approved; and if the proposal to declassify the Board of Directors is not approved, for Class I directors to serve until the 2016 Annual Meeting and Class III directors to serve until the 2017 Annual Meeting.

Nominees:
Class I Directors

	2a. Charles E. Adair	☐	☐	☐

	2b. Harry J. Harczak, Jr.	☐	☐	☐

	2c. Patrick G. Sayer	☐	☐	☐

For address changes and/or comments, please check this box and write them on the back where indicated.		Yes	No	☐

Please indicate if you plan to attend this meeting.		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Class III Directors	For	Against	Abstain

2d. Robert M. Dutkowsky	☐	☐	☐

2e. Jeffery P. Howells	☐	☐	☐

2f. Savio W. Tung	☐	☐	☐

2g. David M. Upton	☐	☐	☐

The Board recommends a Vote FOR Proposal 3.
3. To ratify the selection of Ernst & Young LLP as the independent registered public accounting firm for fiscal 2015.	☐	☐	☐
The Board recommends a Vote FOR Proposal 4.
4. An advisory vote to approve named executive officer compensation for fiscal 2014.	☐	☐	☐
The Board recommends a Vote FOR Proposal 5.

5.     To approve the material terms of the performance measures applicable to performance-based awards under the 2009 Equity Incentive Plan of Tech Data Corporation.

The proxyholders are authorized to vote on such other business that may properly come before the Annual Meeting or any postponement or adjournment thereof.

	☐	☐	☐

YOUR VOTE IS IMPORTANT. PLEASE COMPLETE, SIGN AND DATE THE PROXY CARD BELOW AND RETURN IT PROMPTLY IN THE ACCOMPANYING ENVELOPE.

Signature [PLEASE SIGN WITHIN BOX]	Date

Signature (Joint Owners)	Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M73090-P50178

PROXY

TECH DATA CORPORATION

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR

THE ANNUAL MEETING OF SHAREHOLDERS ON JUNE 4, 2014.

The undersigned hereby appoints Robert M. Dutkowsky and David R. Vetter as proxy or proxies, with the power of substitution and revocation, and hereby authorizes either or both to represent and to vote, as designated on the reverse hereof, all the shares of common stock of Tech Data Corporation held of record by the undersigned on March 26, 2014, at the Annual Meeting of Shareholders to be held on June 4, 2014 at 2:00 p.m. Eastern Daylight Time, or any postponement or adjournment thereof, and further authorizes each proxy to vote in his discretion on any other matter that may properly come before the meeting or any postponement or adjournment thereof, including for the election of such substitute nominee(s) for director as such proxies may select in the event that any nominee(s) named above become(s) unable to serve.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DESIGNATED ON THE REVERSE HEREOF BY THE UNDERSIGNED SHAREHOLDER. ANY EXECUTED BUT UNMARKED PROXIES WILL BE VOTED IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side